                                                                    EXHIBIT 99.1

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED         +
+EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. A FINAL PROSPECTUS       +
+SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE            +
+SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL + +NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR + +SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, + +SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF SUCH STATE.                                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS SUPPLEMENT DATED    , 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED    , 1997)

                             6,791,705 SHARES

                                  [LOGO]
                             SERIES A COMMON STOCK
                                  ----------

  Of the 6,791,705 shares of Series A Common Stock, par value $.01 per share (the "Series A Common Stock"), of Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), offered hereby, 6,000,000 shares are being offered by the Company and 791,705 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will receive no proceeds from the sale of shares by the Selling Stockholders. Of the 6,791,705 shares of Series A Common Stock offered hereby, 5,433,364 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and the remaining 1,358,341 shares of Series A Common Stock are being offered initially in a concurrent offering outside the United States and Canada by the International Underwriters (the "International Offering" and, together with the U.S. Offering, the "Common Stock Offering"). Shares of Series A Common Stock not exceeding in the aggregate 5% of the Series A Common Stock being offered hereby are being reserved for sale to certain directors, officers, employees and other persons associated with the Company or its majority stockholder, The Hearst Corporation ("Hearst"), at the public offering price. Concurrently with the Common Stock Offering, the Company is offering to sell $400,000,000
aggregate principal amount of  % Senior Notes Due    , 2007 and  % Debentures
Due    , 2027 by a separate prospectus supplement (the "Debt Offering").
Neither the Common Stock Offering nor the Debt Offering is conditioned upon the completion of the other. The Series A Common Stock is traded on the Nasdaq National Market under the symbol "HATV." On October 15, 1997, the last reported sale price of the Series A Common Stock as reported by Nasdaq was $30 1/8 per share.

  The Company's authorized and outstanding capital stock consists of Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock. Hearst owns all of the outstanding shares of Series B Common Stock, currently representing approximately 82% of the common stock of the Company. Upon consummation of the Common Stock Offering, Hearst will own approximately 73% of the Company's Common Stock (assuming the Underwriters' over-allotment option is not exercised.) See "The Company--The Hearst Transaction." The rights of the Series A Common Stock and the Series B Common Stock are substantially similar except that the holders of the Series A Common Stock as a class have the right to elect two members of the Company's Board of Directors and Hearst, as the holder of the Series B Common Stock, has the right to elect the remaining nine of the 11 members of the Company's Board of Directors. Each share of Series B Common Stock is convertible at any time, at the option of the holder, into a share of Series A Common Stock. Each share of Series A Preferred Stock is convertible at any time, at the option of the holder, into Series A Common Stock and each share of Series B Preferred Stock is convertible, at anytime after June 11, 2001, at the option of the holder, into Series A Common Stock. See "Description of Capital Stock" in the accompanying Prospectus.

  SEE "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SERIES A COMMON STOCK OFFERED HEREBY.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION,  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION,
    PASSED UPON THE  ACCURACY OR ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT OR
     THE  PROSPECTUS  TO  WHICH  IT  RELATES. ANY  REPRESENTATION  TO  THE
      CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PRICE TO UNDERWRITING PROCEEDS TO     PROCEEDS TO
                           PUBLIC  DISCOUNT(1)  COMPANY(2)  SELLING STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share...............    $          $            $               $
--------------------------------------------------------------------------------
Total(3)................   $          $            $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deduction of expenses payable by the Company estimated at $600,000.

(3) The Company has granted the U.S. Underwriters and the International Underwriters options exercisable within 30 days after the date hereof to purchase up to an aggregate of 800,000 shares and 200,000 shares, respectively, of Series A Common Stock solely to cover over-allotments, if any. If all such 1,000,000 shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to the Company and Proceeds to Selling
    Stockholders will be $   , $   , $   and $   , respectively. See
    "Underwriting."

                                  ----------

  The shares of Series A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Series A Common Stock will be made in New York, New York on or about November , 1997.

                                  ----------

MERRILL LYNCH & CO.

          CREDIT SUISSE FIRST BOSTON

                       J.P. MORGAN & CO.
                                                MORGAN STANLEY DEAN WITTER

                                  ----------
              The date of this Prospectus Supplement is    , 1997

                             [INSERT ARTWORK/MAP]
--------

(1) WWWB-TV and WPBF-TV are managed by the Company under a management agreement with Hearst. In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Missouri LMA (as defined below) with KCWB.

(2) Hearst has a Program Services and Time Brokerage Agreement (the "Missouri LMA") with KCWB-TV, Inc., the permittee of KCWB.
(3) WNAC-TV's (Providence, RI) broadcast signal overlaps with WCVB-TV's (Boston, MA) broadcast signal, and WDTN-TV's (Dayton, OH) broadcast signal overlaps with WLWT-TV's (Cincinnati, OH) broadcast signal. Under FCC rules, a single entity cannot own stations with overlapping signals. The Company will divest WNAC and WDTN, and the Company has entered into a letter of intent to divest WNAC.

(4) Subject to a Joint Marketing and Programming Agreement with Clear Channel Communications, Inc.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF SERIES A COMMON STOCK PRIOR TO THE PRICING OF THE SERIES A COMMON STOCK OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE SERIES A COMMON STOCK, THE PURCHASE OF SHARES OF SERIES A COMMON STOCK FOLLOWING THE PRICING OF THE COMMON STOCK OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE SERIES A COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE SERIES A COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE SERIES A COMMON STOCK ON THE NASDAQ STOCK MARKET'S SMALLCAP MARKET, THE NASDAQ NATIONAL MARKET, IN THE OVER-THE COUNTER MARKET OR OTHERWISE IN ACCORDANCE WITH REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                           THE COMMON STOCK OFFERING

Series A Common Stock
 Offered:

 Shares Offered by the
  Company......................  6,000,000 shares(1)

 Shares Offered by Selling
  Stockholders.................  791,705 shares

  Total Shares Offered.........  6,791,705 shares(1)

   U.S. Offering...............  5,433,364 shares

   International Offering......  1,358,341 shares

Common Stock to be
 outstanding immediately
 after this Offering:

 Series A Common Stock, $.01
  par value....................  14,291,204 shares

 Series B Common Stock.........  38,611,002 shares(2)

  Total Common Stock...........  52,902,206 shares(2)

Nasdaq National Market Symbol... HATV


Use of Proceeds............      The Company expects to utilize the net
                                 proceeds from this Common Stock Offering and the concurrent Debt Offering described below to repay outstanding indebtedness. All of the net proceeds initially will be used to repay borrowings under its Credit Facility (as defined herein). After such repayment, the Company may repurchase its Subordinated Notes
                                 (as defined herein). The Company will not receive any of the net proceeds from the sale of the shares by the Selling Stockholders.
                                 See "Use of Proceeds."

Relative Rights of Series A
 Common Stock and Series B
 Common Stock................... The Series A Common Stock and Series B Common
                                 Stock (collectively, the "Common Stock") vote together as a single class on all matters submitted to a vote of stockholders, except that with respect to any election of directors, (i) the holders of the shares of Series A Common Stock are entitled to vote separately as a class to elect two members of the Company's Board of Directors (the "Series A Directors") and (ii) the holders of the shares of Series B Common Stock are entitled to vote separately as a class to elect the balance of the Company's Board of Directors (the "Series B Directors"); provided, however, that the number of Series B Directors shall not constitute less than a majority of the Company's Board of Directors. As the holder of all of the issued and outstanding shares of Series B Common Stock, Hearst has the right to elect nine of the 11 members of the Company's Board of Directors.

                                 All of the outstanding shares of Series B
                                 Common Stock are required to be held by
                                 Hearst or its permitted transferees. The shares of Series B Common Stock are convertible at any time at the option of the holder on a share-for-share basis into shares of Series A Common Stock. The shares of Series B Common Stock automatically convert into shares of Series A Common Stock at such time as Hearst and any permitted transferee hold less than 20% of all shares of the Common Stock that are then issued and outstanding.

Concurrent Debt Offering......
                                $    million aggregate principal amount of  %
                                Senior Notes due 2007 and $    million
                                aggregate principal amount of  % Debentures
                                due 2027. The sale of the shares of Series A
                                Common Stock offered hereby is not contingent
                                on the completion of the Debt Offering. See
                                "Recent Developments--Concurrent Debt
--------                        Offering."

(1) Does not include 800,000 shares and 200,000 shares of Series A Common Stock that may be issued by the Company to the U.S. Underwriters and the International Underwriters, respectively, upon the exercise of the Underwriters' over-allotment option.

(2) Does not include the Adjustment Shares (as defined herein). See "The Company--The Hearst Transaction."

                                  THE COMPANY

  General. The Company owns or manages 15 network-affiliated television stations reaching approximately 11.5% of U.S. Television households. The Company is the largest, "pure-play" publicly owned television broadcast group in the U.S., and is the third-largest, non-network owned television group in terms of audience delivered.

  The Hearst Transaction. The Company was formed in 1994 as a Delaware corporation under the name Argyle Television, Inc. ("Argyle"), and its business operations began in January 1995 with the consummation of its acquisition of three television stations. The Company is the successor to the combined operations of Argyle and the television broadcast group of The Hearst Corporation ("Hearst") pursuant to a merger transaction that was consummated on August 29, 1997 (the "Hearst Transaction"). In that transaction, Hearst contributed its television broadcast group and related broadcast operations (the "Hearst Broadcast Group") to Argyle and merged a wholly-owned subsidiary of Hearst with and into Argyle, with Argyle as the surviving corporation (renamed "Hearst-Argyle Television, Inc."). As a result of the Hearst Transaction, Hearst currently owns approximately 38.6 million shares of the Company's Series B Common Stock, comprising approximately 82% of the total outstanding common stock of the Company. In connection with the Hearst Transaction and related transactions, Hearst may receive up to an additional
2.7 million shares of Series B Common Stock (the "Adjustment Shares"), which would result in Hearst's ownership of approximately 83% of the Company's total outstanding Common Stock. Upon consummation of the Common Stock Offering, Hearst will own approximately 73% (and up to approximately 74% after giving effect to the issuance of the Adjustment Shares) of the Company's Common Stock (in each case assuming the Underwriters' over-allotment option is not exercised). Through its ownership of the Company's Series B Common Stock, Hearst has the right to elect nine of the 11 members of the Company's Board of Directors.

  The Hearst Corporation. Hearst, one of the nation's largest privately-held companies, is a diversified communications company engaged in a broad range of publishing, broadcasting, cable television networks and other communications activities. Hearst publishes 14 monthly consumer magazines that include Cosmopolitan, Harper's Bazaar, Town & Country, Red Book, Good Housekeeping, Country Living, Esquire and Popular Mechanics, among others. Hearst's 12 daily and seven weekly newspapers include The Houston Chronicle, The San Francisco Examiner, The Seattle Post-Intelligencer, The San Antonio Express-News and The Albany Times Union. Hearst was a founding partner in Lifetime, A&E and The History Channel cable networks. Hearst and The Walt Disney Company, through ABC, Inc., wholly own the Lifetime network as equal partners, and are equal partners in the A&E network, in which NBC owns a 25% interest. Hearst also owns 20% of ESPN, which includes ESPN2 and ESPNews. Hearst's book publishing businesses include William Morrow and Avon Books, and its entertainment activities include the production of made-for-television movies and television series, as well as the syndication and licensing of cartoon characters and features.

  The Stations. The Company owns 12 television stations, eight of which are in the top 50 of the 211 generally recognized geographic designated market areas ("DMAs") according to A.C. Nielsen Co. ("Nielsen"). In addition, the Company manages two television stations and two radio stations that are owned by
Hearst: WWWB-TV in Tampa, Florida, WPBF-TV in West Palm Beach, Florida and WBAL(AM) and WIYY(FM) in Baltimore, Maryland. The Company also provides management services to Hearst in order to allow Hearst to fulfill its obligations under a program services and time brokerage agreement between Hearst and the permittee of KCWB-TV in Kansas City, Missouri (the "Missouri LMA"). For the year ended December 31, 1996, on a pro forma basis after giving effect to the consummation of the Hearst Transaction, the Company's total revenues and broadcast cash flow were $370.2 million and $160.0 million, respectively, of which approximately 28% and 26%, respectively, were attributable to WCVB-TV in Boston, Massachusetts, the nation's 6th largest DMA.

  Under the order of the Federal Communications Commission (the "FCC") approving the Hearst Transaction, because of signal overlaps the Company must divest two of its television stations (WNAC-TV in Providence, Rhode Island, and WDTN-TV in Dayton, Ohio) and file by February 28, 1998 an application with the FCC for the transfer of ownership of such stations. A letter of intent has been signed for the divestiture of WNAC, and the Company is negotiating with a third party for the divestiture of WDTN. The Company is seeking to complete these divestitures through a tax-deferred exchange of such stations for one or more television stations of a third party, although there can be no assurance that the Company will be able to accomplish such exchange on a fully tax-deferred basis, if at all.

  The following table sets forth certain information for each of the Company's owned and managed television stations:

                                                                  PERCENTAGE OF
                           MARKET              NETWORK           U.S. TELEVISION
        MARKET             RANK(1)  STATION  AFFILIATION CHANNEL  HOUSEHOLDS(2)
        ------             ------- --------- ----------- ------- ---------------
*Boston, MA..............      6     WCVB        ABC          5        2.22%
*Tampa, FL(3)............     15     WWWB        WB          32        1.47%
*Pittsburgh, PA..........     19     WTAE        ABC          4        1.16%
*Baltimore, MD...........     23     WBAL        NBC         11        1.01%
 Cincinnati, OH..........     30     WLWT        NBC          5        0.81%
*Kansas City, MO.........     31     KMBC        ABC          9        0.81%
*Kansas City, MO(3)......     31     KCWB        WB          29         ***
*Milwaukee, WI...........     32     WISN        ABC         12        0.81%
*West Palm Beach, FL(3)..     43     WPBF        ABC         25        0.61%
 Oklahoma City, OK.......     44     KOCO        ABC          5        0.61%
 Providence, RI(4).......     49     WNAC        FOX         64        0.57%
*Dayton, OH(4)...........     53     WDTN        ABC          2        0.52%
 Honolulu, HI............     71     KITV        ABC          4        0.39%
 Jackson, MS.............     90     WAPT        ABC         16        0.30%
 Fort Smith/Fayetteville,
 AR......................    116   KHBS/KHOG   ABC/ABC    40/29        0.22%
                                                                      -----
   Total.................                                             11.51%
                                                                      =====

--------
* Denotes a station owned or operated by the Company as a consequence of the Hearst Transaction.
(1) Market rank is based on the relative size of the DMA among the 211 generally recognized DMAs in the U.S., based on Nielsen estimates for the 1997-98 season.
(2) Based on Nielsen estimates for the 1997-98 season.
(3) WWWB-TV and WPBF-TV are managed by the Company under a management agreement with Hearst. In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Missouri LMA with KCWB.

(4) WNAC-TV's (Providence, RI) broadcast signal overlaps with WCVB-TV's (Boston, MA) broadcast signal, and WDTN-TV's (Dayton, OH) broadcast signal overlaps with WLWT-TV's (Cincinnati, OH) broadcast signal. Under FCC rules, a single entity cannot own stations with overlapping signals. The Company will divest WNAC and WDTN, and has entered into a letter of intent to divest WNAC.

(5) Subject to a Joint Marketing and Programming Agreement with Clear Channel Communications, Inc.

  The Company has an option to acquire WWWB-TV and Hearst's interests and option with respect to KCWB-TV (together with WWWB-TV, the "Option Properties"), as well as a right of first refusal until approximately August 2000 with respect to WPBF-TV (if such station is proposed by Hearst to be sold to a third party). The option period for each Option Property commences in February 1999 and terminates in August 2000 and the purchase price is the fair market value of the station as determined by the parties, or an independent third-party appraisal, subject to certain specified parameters. If Hearst elects to sell an Option Property prior to the commencement of, or during, the option period, the Company will have a right of first refusal to acquire such Option Property. The exercise of the option and the right of first refusal will be by action of the independent directors of the Company, and any option exercise may be withdrawn by the Company after receipt of the third-party appraisal.

  Business Strategy. The Company's strategic objective is to maintain and build on its position as the largest, "pure-play" publicly owned television broadcast group in the United States. To facilitate this strategy, the Company focuses on the following key areas:

  . Size and Market Presence. The Company's newly-expanded station group provides the Company with the critical mass necessary to remain competitive with other station group owners. The Company intends to take advantage of the benefits of scale to obtain attractive programming pricing and terms, strengthen relationships with networks and national advertising sales representatives, attract and retain talent and obtain timely performance and satisfactory service from equipment suppliers.

  . Growth. As a consequence of the consolidation of ownership occurring in the television broadcast industry, the Company believes continued growth is necessary in order to achieve its strategic objective. The Company intends to generate growth both internally through continuous improvement of existing operations, as well as externally through acquisitions of television station groups and individual stations. The Company intends to finance such acquisitions through a combination of debt and equity in a manner that will permit continued growth in the Company's business and provide flexibility in its capital structure. In combination with such financing, the Company will seek to complete acquisitions at price levels that will increase after-tax cash flow per share.

  . Geographic and Network Diversity. Ten of the Company's existing stations are affiliated with ABC, two with NBC, two with the WB Network and one with Fox. The stations are located in several distinct regions of the United States, mitigating any potential adverse effect on the Company of any regional economic fluctuations. In pursuing external growth opportunities, the Company intends to focus on network-affiliated television stations in the top 100 markets, with a view to enhancing the geographic and network diversity of its stations.

  . Strong News and Local Station Identities. The Company positions each of its stations within the station's market to create and enhance a local "brand" with which viewers and advertisers can identify, thereby seeking to build the franchise value of the station and attain the number one or strong number two position in the market in terms of audience delivery, revenue share and profitability. The Company considers strong news and local events programming to be critical in station branding.

  . Cost Control. The Company closely monitors costs and implements cost controls at each station it operates in a manner consistent with building each station's market position. The Company also intends to capitalize on its newly-expanded station group to generate cost savings through the group acquisition of programming, equipment and services.

  Principal Offices. The principal executive offices of the Company are located at 888 Seventh Avenue, New York, New York 10106; its telephone number is 212-649-2300.

                              RECENT DEVELOPMENTS

  Concurrent Debt Offering. Concurrently with the Common Stock Offering, the
Company is offering to sell $400,000,000 aggregate principal amount of    %
Senior Notes Due 2007 and % Debentures Due 2027 by a separate prospectus supplement (collectively, the "Senior Notes"). The Senior Notes will be redeemable in whole or in part, at the option of the Company at any time at the prices described in the Prospectus Supplement pursuant to which the Senior Notes are being offered. The sale of the shares of Series A Common Stock pursuant to this Prospectus Supplement is not contingent on the completion of the Debt Offering. See "Use of Proceeds."

  Recent Financial Results. The information set forth below is based on preliminary, unaudited data prepared by the Company and is subject to adjustments and the completion by the Company of its financial statements with respect to the quarter ended September 30, 1997. There can be no assurance that actual results, when finalized, will not vary from the financial data set forth below. The following financial data gives effect to the Hearst Transaction as if it occurred at the beginning of the periods presented.

  For the nine months ended September 30, 1997, total revenues on a pro forma basis are estimated to have increased by approximately $7.4 million, or 2.8%, to approximately $274.9 million from $267.5 million for the comparable period ended September 30, 1996. Broadcast cash flow (station operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments) on a pro forma basis for the nine months ended September 30, 1997 is estimated to have increased by approximately $12.4 million, or 11.5%, to approximately $120.2 million from $107.8 million for the comparable period ended September 30, 1996. For the three months ended September 30, 1997, total revenues on a pro forma basis are estimated to have increased by approximately $3.7 million, or 4.3%, to approximately $89.6 million from $85.9 million for the comparable period ended September 30, 1996. Broadcast cash flow on a pro forma basis for the three months ended September 30, 1997 is estimated to have increased by approximately $4.9 million, or 15.2%, to $37.1 million from $32.2 million for the comparable period ended September 30, 1996. The Company is currently reviewing whether or not the Hearst Transaction will result in a one-time restructuring charge to the Company, which could amount to approximately $10.0 million.

                                  RISK FACTORS

  The shares of Series A Common Stock offered hereby involve a substantial degree of risk. In addition to the other information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, prospective investors should carefully consider the following risks and investment considerations before purchasing shares of Series A Common Stock.

RELIANCE ON ABC TELEVISION NETWORK; BOSTON STATION

  Nine of the 12 television stations owned by the Company as of the date of this Prospectus are ABC affiliates. On a pro forma basis, these nine stations would have accounted for approximately 73% of the combined revenues and approximately 76% of the broadcast cash flow from the Company's 12 owned stations for the year ended December 31, 1996. The television viewership levels for each of these stations are materially dependent upon network programming. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. Each of these stations is a party to a network affiliation agreement giving such station the right to rebroadcast programs transmitted by the network. Five of the six television stations contributed to the Company by Hearst are affiliated with the ABC network. The term of each of the Hearst Broadcast Group's affiliation agreements with ABC is two years, renewable for successive two-year periods, and each affiliation agreement is subject to cancellation by either party upon six months notice to the other party, except with respect to WTAE-TV in Pittsburgh, Pennsylvania. In WTAE's case, the affiliation agreement is not subject to cancellation on six months notice, and the term of the affiliation agreement will be successively renewed unless either party gives the other notice of non-renewal six months prior to the end of the then current term. The Company's current affiliation agreements between ABC and KOCO, KITV, WAPT and KHBS expire on January 2, 2000, January 2, 2005, March 6, 2005 and July 1, 1998, respectively. ABC has the right to terminate its affiliation agreement in the event of a material breach of such agreement by a station and in certain other circumstances. In 1994, negotiations commenced to revise Hearst's ABC affiliation agreements to provide, among other things, for 10-year terms and increased compensation. Such agreements are still in the process of negotiation and documentation and have not been finalized, although the Company is receiving its increased compensation. Although the Company expects to continue to be able to renew its network affiliation agreements, no assurance can be given that such renewals will be obtained on as favorable terms or at all. As a result, a material decline in ABC's ratings or the termination or non-renewal of the network affiliation agreements with ABC could have a material adverse effect on the Company.

  For the year ended December 31, 1996, on a pro forma basis, after giving effect to the Hearst Transaction, approximately 26% and 28% of the Company's broadcast cash flow and total revenues, respectively, were attributable to WCVB-TV in Boston, Massachusetts. A significant decline in net revenues from WCVB-TV, as a result of a ratings decline or otherwise, could have a material adverse effect on the Company's financial position and results of operations.

DEPENDENCE ON ADVERTISING; EFFECT OF ECONOMIC CONDITIONS

  Since the Company is significantly dependent upon sales of advertising for its revenues (on a pro forma basis, giving effect to the Hearst Transaction, approximately 92% of the Company's revenues for each of the year ended December 31, 1996 and the six months ended June 30, 1997), operating results of the Company are and will be affected by the relative popularity of its programming, the activities of competitors, the availability of alternative advertising media and cyclical changes in the national economy, as well as by regional economic conditions in each of the markets in which its stations operate, particularly as such conditions may affect advertising expenditures. In addition, the advertising revenues of the stations generally are highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. Additionally, advertising revenues in even-numbered years benefit from advertising placed by candidates for political offices and demand for advertising time in Olympic broadcasts. Proposals have been advanced in Congress to require television broadcast stations to provide advertising time to political candidates at no charge, which would eliminate in whole or in part advertising revenues from political candidates. Such political advertising revenues comprised 5.1% of the Company's 1996 pro forma total revenues.

CONTROL BY MAJORITY STOCKHOLDER; CONFLICTS OF INTEREST

  Hearst currently owns in excess of 80% of the outstanding shares of all series of common stock of the Company and, by virtue of its ownership of 100% of the Series B Common Stock, is entitled to elect as a class all but two members of the Board of Directors of the Company. As a result, Hearst is able to control substantially all actions to be taken by the Company's stockholders, and also is able to maintain control over the operations and business of the Company. This control, as well as certain provisions of the Company's Amended and Restated Certificate of Incorporation and Delaware law, may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control of the Company.

  In addition, the interests of Hearst, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time be competitive with, or otherwise diverge from, the interests of the Company, particularly with respect to new business opportunities and future acquisitions. Under the Amended and Restated Merger Agreement dated as of March 26, 1997, among Hearst, Argyle and certain wholly-owned subsidiaries of Hearst (the "Merger Agreement") entered into in connection with the Hearst Transaction, Hearst and the Company have agreed that, without the prior written consent of the other, neither the Company, on the one hand, nor Hearst, on the other hand, will make any acquisition or purchase any assets if such an acquisition or purchase by one party would require the other party to divest or otherwise dispose of any of its assets because of regulatory or other legal prohibitions. As a result, under current law and given the newspaper properties that Hearst currently owns, the Company would be precluded, without Hearst's agreement to sell newspapers in the corresponding markets and from acquiring television broadcast stations in Albany, New York; Flint-Saginaw-Bay City, Michigan; Beaumont, Texas; Houston, Texas; Laredo, Texas; Lubbock, Texas; Midland-Odessa, Texas; San Antonio, Texas; San Francisco, California; Seattle, Washington; and St. Louis, Missouri. A proposal to eliminate the rule banning newspaper-television cross-ownership in the same market has been introduced in Congress. The FCC separately has been asked to consider altering the cross-ownership rule. Whether these proposals will be enacted into law is unknown at this time. Additionally, Hearst is not precluded from purchasing television stations, newspapers or other assets in other markets, the ownership of which assets by Hearst could preclude, under FCC rules, the Company from owning television stations in such markets in the future.

  Hearst and the Company also have ongoing relationships that may create situations where the interests of the two parties could conflict. Hearst and the Company are parties to a series of agreements with each other, including a Management Agreement (whereby the Company provides certain management services, such as sales, news, programming and financial and accounting management services, with respect to certain Hearst owned or operated television and radio stations); an Option Agreement (whereby Hearst has granted the Company an option to acquire certain Hearst owned or operated television stations, as well as a right of first refusal with respect to another television station if Hearst proposes to sell such station within 36 months of its acquisition); a Studio Lease Agreement (whereby Hearst leases from the Company certain premises for Hearst's radio broadcast stations); a Tax Sharing Agreement (whereby Hearst and the Company have established the sharing of federal, state and local taxes after the Company became part of the consolidated tax return of Hearst); a Name License Agreement (whereby Hearst permits the Company to use the Hearst name in connection with the Hearst-Argyle name and operation of its business); and a Services Agreement (whereby Hearst provides the Company certain administrative services such as accounting, financial, legal, tax, insurance, data processing and employee benefits). The Company believes that the terms of all these agreements are reasonable to both sides; there can be no assurance, however, that more favorable terms would not be available from third parties where applicable.

TELEVISION INDUSTRY COMPETITION AND TECHNOLOGY

  The television broadcast industry is highly competitive. Some of the stations that compete with the Company's stations are owned and operated by large national or regional companies that have greater resources, including financial resources, than the Company. Technological innovation, and the resulting proliferation of programming alternatives such as cable, direct satellite-to-home services and home video rentals, have fractionalized television viewing audiences and subjected television broadcast stations to new types of competition. Over the past decade, cable television has captured an increasing market share, while the aggregate viewership of the major networks has declined. In addition, the expansion of cable television and other industry changes have increased, and may continue to increase, competitive demand for programming. Such increased demand, together with rising production costs, may in the future increase the Company's programming costs or impair its ability to acquire programming. In addition, new television networks such as United Paramount Network ("UPN") and the WB Network have created additional competition. The FCC has adopted rules for implementing digital (including high-definition) television ("DTV") service in the United States. Implementation of DTV is expected to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area or provide a competitive advantage to one or more competing stations in the market. Implementation of DTV is expected to impose additional costs that are higher than normal on television stations providing the new service, due to increased equipment costs and possible spectrum-related fees. While the Company cannot predict the implementation costs of DTV, these costs are expected to be significant. The Company cannot predict the effect the authorization of DTV service will have on the business of the Company.

  In addition to competing with other media outlets for audience share, the Company's stations also compete for advertising revenues, their primary source of revenues. The stations compete for such advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, the Internet and local cable systems. The stations are located in highly competitive markets. Accordingly, the Company's results of operations will be dependent upon the ability of each of its stations to compete successfully for advertising revenues in its market, and there can be no assurance that any one of these stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of the Company's competitors have, or may in the future obtain, greater resources than the Company, the Company's ability to compete successfully in its broadcasting markets may be impeded.

REGULATORY MATTERS

  FCC Licenses. The television operations of the Company are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), most recently amended further by the Telecommunications Act of 1996 (the "Telecommunications Act"). Approval of the FCC is required for the issuance, renewal and transfer or assignment of television station operating licenses. In particular, the Company is dependent upon its continuing ability to maintain broadcasting licenses from the FCC. License renewals filed after 1996 customarily will be granted for terms of eight years. While broadcast licenses are typically renewed by the FCC, there can be no assurance that the licenses for the Company's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for eight-year periods. The non-renewal or revocation of one or more of the FCC licenses held by the Company could have a material adverse effect on the operations of the Company.

  Common Ownership. The rules of the FCC include restrictions on the common ownership or control of interests in television stations and certain other media interests in the same market, including television and radio broadcast stations, as well as cable television systems and English language daily newspapers. In addition, no person is permitted to hold an attributable interest in television stations collectively reaching more than 35% of all U.S. television households, subject to a 50% discount for UHF television stations. If an acquisition results in an acquiror having holdings that conflict with the common ownership rules, divestiture of one of the common interests is generally required. The FCC, in certain cases, may grant permanent waivers of such common ownership. The FCC, however, generally only grants temporary waivers of common ownership in order to afford the acquiror a reasonable period of time following the consummation of the acquisition to comply with the applicable law and regulations through disposition of one of the common interests. The Hearst Transaction resulted in the following combinations prohibited by the FCC's "television duopoly rule" (which generally proscribes the common ownership of two or more stations with overlapping signal contours): (i) Argyle's WNAC-TV (Providence, Rhode Island) and Hearst's WCVB-TV (Boston, Massachusetts) and
(ii) Argyle's WLWT-TV (Cincinnati, Ohio) and Hearst's WDTN-TV (Dayton, Ohio). On July 15, 1997, the FCC approved the Hearst Transaction and granted a six-month temporary waiver of its television duopoly rule, permitting the Company during the waiver period to own television stations with overlapping signals. Under this waiver, the Company is required to file applications with the FCC for consent to divest WNAC and WDTN by February 28, 1998. A letter of intent has been signed to divest WNAC, and the Company currently is negotiating with a third party to divest WDTN. There can be no assurance that the WNAC divestiture will be completed, or that the current WDTN negotiations will result in an agreement to divest WDTN. If such divestitures do not occur within the near future, subsequently obtaining a buyer for each of the stations to be divested within the six-month waiver period granted by the FCC could result in the receipt of a price that is less than could be obtained for such stations if the Company were not forced to sell the stations within that time frame.

  Restrictions on Broadcast Advertising. Advertising of cigarettes and certain other tobacco products on broadcast stations has been banned for many years. Various states restrict the advertising of alcoholic beverages. Congress and the FCC are currently examining proposals that, if adopted, would eliminate or severely restrict the advertising of hard liquor, as well as beer and wine. The adoption of such proposals could have an adverse impact on the revenues of the Company. No prediction can be made as to whether any or all of the present proposals will be enacted into law.

  Proposed Regulations. Among the proposed regulations under consideration by the FCC in determining whether impermissible cross-ownership exists under its television duopoly rule (described above) is a proposal to deem as attributable certain television local marketing agreements ("LMAs") and, if deemed attributable, the extent to which currently effective agreements of this type should be exempted from any new FCC rules. Such attribution under the television duopoly rule, as such rule may be modified, could have a material adverse effect on the Joint Marketing and Programming Agreement between the Company and Clear Channel Communications, Inc. relating to WNAC (Providence, Rhode Island) and the Missouri LMA between Hearst and the licensee of KCWB-TV (Kansas City, Missouri), as well as on the Company's ability to divest WNAC on favorable terms, if at all. If the FCC's ultimate decision were to disfavor the continued validity of such joint operating agreements or LMAs, then these agreements, in the worst case scenario, might be required to be terminated.

  The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, materially adversely affect the operation and ownership of the Company. The FCC has not yet fully implemented the Telecommunications Act. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on the Company's operations.

RISKS ASSOCIATED WITH INTEGRATION OF THE COMBINED OPERATIONS

  As a result of the Hearst Transaction, the Company has experienced significant expansion, including expansion into new markets in which neither Argyle nor the Hearst Broadcast Group had previously operated prior to the Hearst Transaction. As a result, the Company's management will be required to manage a substantially larger number of television stations than historically has been the case. There can be no assurance that the Company will be able to implement effectively the organizational and operational systems necessary for optimal management and integration of its newly expanded group of television stations or any television stations to be acquired in the future, or that the Company will be able to manage its growth successfully. In addition, the management of the Company is evaluating, and will continue to evaluate, the nature and scope of its operations and various short-term and long-term strategic considerations, and will assess to what extent integration, consolidation or other modification of the two separate businesses is appropriate following the Hearst Transaction. Many operational and strategic decisions with respect to the Company have not yet been made. Significant uncertainties and risks relating to the integration of the combined operations may exist and, therefore, it is difficult to predict or quantify the impact of such decisions on the results of operations and financial condition of the Company.

RISKS ASSOCIATED WITH POSSIBLE EXPANSION

  As part of its business strategy, the Company intends to pursue possible further expansion through the acquisition of additional television stations or television station groups, and intends to continue to evaluate acquisition opportunities. Such acquisition opportunities, however, may become more limited as a consequence of the consolidation of ownership occurring in the television broadcast industry. The Company competes and will continue to compete for the acquisition of television stations with other prospective purchasers, some of whom have greater financial resources than the Company. In addition, any such acquisitions will be subject to FCC approval and limitations on the number and location of broadcasting properties that any one person or entity may own, and FCC rules restricting the ownership of television stations and newspapers in the same market. As a result of these and other factors, there can be no assurance that future acquisitions will be available on attractive terms, if at all.

  While management expects to realize certain operating synergies and cost savings as a result of any future acquisition, there can be no assurance that such synergies and savings will be achieved, that the integration of the Company and new stations can be accomplished successfully or on a timely basis or that the Company's business strategy can be implemented. As a result, any future acquisition may have an adverse effect on the Company's financial position and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Common Stock Offering (assuming the Underwriter's over-allotment option is not exercised), the Company will have outstanding 14,291,204 shares of Series A Common Stock and 38,611,002 shares of Series B Common Stock (excluding any Adjustment Shares). The Company also has shares of Series A Preferred Stock and Series B Preferred Stock outstanding. The Series A Preferred Stock is convertible at any time, into an aggregate of 312,514 shares of Series A Common Stock. The Series B Preferred Stock is convertible at any time after June 11, 2001 into shares of Series A Common Stock at a conversion rate equal to the then current market price of the Series A Common Stock. In addition, the Company has outstanding options to purchase 1,794,125 shares of Series A Common Stock, of which options are currently exercisable for 216,125 shares. All of the shares of Series A Common Stock (including the shares offered hereby) generally will be freely tradeable without restriction or further registration under the Securities Act, except that any shares held by persons who are "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, or who were at the time of the Company's shareholder vote on the Hearst Transaction "affiliates" of the Company pursuant to Rule 145 under the Securities Act, may be generally sold subject to certain restrictions as to timing, manner and volume. In this regard, the Company has in effect a registration statement covering the resale from time to time of 4,599,260 shares of Series A Common Stock received in the Hearst Transaction by certain former limited partners of a partnership that prior to the Hearst Transaction owned shares of the Company's common stock in order to permit such persons to sell their shares without regard to the restrictions discussed in the preceding sentence. The holders of approximately 4,443,406 shares covered by such registration statement (which holders include the Selling Stockholders) have additional rights under that certain Registration Rights Agreement dated as of August 29, 1997. The Series B Common Stock held by Hearst and the Series A Common Stock into which the Series B Common Stock is convertible may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemption afforded by Rule 144 under the Securities Act.

  The Company, its directors and executive officers, Hearst and certain holders of the outstanding Series A Common Stock, who will directly or indirectly own 3,683,113 shares of Series A Common Stock and currently exercisable options to purchase 40,000 shares of Series A Common Stock, and, in the case of Hearst, all of the shares of Series B Common Stock, upon completion of the Common Stock Offering, have, subject to certain exceptions, agreed not to directly or indirectly offer for sale, sell or otherwise dispose of, or announce the offering of, any shares of Series A Common Stock or any securities convertible into or exercisable or exchangeable for Series A Common Stock for a period of 90 days after the date of this Prospectus Supplement without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  The Company can make no prediction as to the effect, if any, that sales of shares of its Series A Common Stock, or the availability of shares for future sale, will have on the market price of the Series A Common Stock prevailing from time to time. Sales of substantial amounts of Series A Common Stock (including shares owned upon the exercise of options) in the public market, or the perception that such sales could occur, could depress the prevailing market price for the Series A Common Stock. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Shares Eligible for Future Sale."

LIMITATIONS ON DIVIDENDS

  The Company does not anticipate that it will pay any dividends on its Series A Common Stock in the foreseeable future. The terms of the Credit Facility and the indenture pursuant to which the Subordinated Notes (as defined herein) were issued limit the ability of the Company to pay dividends on the Series A Common Stock under certain conditions.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Common Stock Offering are estimated to be approximately $172 million ($200 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $30.125 per share (the closing price of the Series A Common Stock on the Nasdaq National Market on October 15, 1997) and after giving effect to underwriting discounts and commissions and expenses payable by the Company. The Company will not receive any of the net proceeds from the sale of Series A Common Stock by the Selling Stockholders. Concurrently with the Common Stock Offering, the Company is conducting the Debt Offering (together with the Common Stock Offering, the "Offerings"), the net proceeds of which are estimated to be approximately $396 million after giving effect to underwriting discounts and commissions and expenses payable by the Company. The Company expects to utilize the net proceeds from the Offerings to repay outstanding indebtedness as follows:

                                 APPROXIMATE                 PERCENTAGE OF
   INDEBTEDNESS                 DOLLAR AMOUNT                NET PROCEEDS
   ------------                 -------------                -------------
   Credit Facility............. $398 million(/1/)(/2/)(/3/)      70.1%(/1/)(/2/)
   Subordinated Notes..........  170 million(/2/)                29.9%(/2/)
                                ------------                     ----
     Total..................... $568 million                      100%
                                ============                     ====

--------

(1) If only the Common Stock Offering is completed, the approximate dollar amount of indebtedness the Company expects to repay under the Credit Facility will be $172 million, or 100% of the net proceeds.

(2) All of the net proceeds initially will be used to repay a portion of outstanding indebtedness under the Credit Facility. After such repayment, the Company may make additional borrowings under the Credit Facility to redeem all or a portion of the Subordinated Notes. The amount indicated assumes that no Subordinated Notes will be repurchased in the Change of Control Offer described below and that all of the Subordinated Notes will be repurchased. See "--Subordinated Notes." Morgan Guaranty Trust Company, an affiliate of J.P. Morgan Securities Inc., is an agent and a lender under the Company's Credit Facility and is expected to receive approximately $57.7 million of repayment under the Credit Facility from the net proceeds of the Offerings. See "Underwriting."

(3) Assumes that the $275 million principal amount of private placement debt that was assumed by the Company as part of the Hearst Transaction (the "Private Placement Debt") and related make-whole premium of approximately $16 million will have been refinanced using borrowings under the Credit Facility. The Company expects to refinance the Private Placement Debt on or about October 31, 1997.

  Credit Facility. Upon consummation of the Hearst Transaction, the Company entered into a $1 billion credit facility with the Chase Manhattan Bank, which matures on December 31, 2004 (the "Credit Facility"). At October 15, 1997, outstanding indebtedness under the Credit Facility was approximately $140 million as a result of borrowings made to (i) finance the cash consideration of approximately $100 million payable in connection with the Hearst Transaction:
(ii) refinance the Company's previous credit facility of approximately $40 million, net of repayments; and, (iii) pay certain fees and expenses associated with the Hearst Transaction. Such borrowings bear interest at an applicable margin that varies based on the Company's ratio of total debt to operating cash flow, plus, at the Company's option, LIBOR or an alternate base rate (such interest being approximately 6% at October 15, 1997). The Company expects to use the net proceeds from the Offerings to repay a portion of borrowings under the Credit Facility.

  Subordinated Notes. The Company currently has outstanding $150 million principal amount of senior subordinated notes, which it issued in October 1995 (the "Subordinated Notes"). The Subordinated Notes are due in 2005 and bear interest at 9 3/4% payable semiannually. Under the indenture governing the Subordinated Notes, the consummation of the Hearst Transaction constituted a "change of control" of Argyle, which required the Company to commence an offer to repurchase the Subordinated Notes for cash at 101% of their principal amount plus accrued and unpaid interest to the date of repurchase (the "Change of Control Offer"). The Change of Control Offer expires on October 27, 1997. Within 180 days after the completion of the Change of Control Offer, the Company is permitted under the indenture governing the Subordinated Notes to redeem Subordinated Notes that are not repurchased in the Change of Control Offer. After using the net proceeds from the Offerings initially to repay a portion of outstanding indebtedness under the Credit Facility, the Company may make additional borrowings under the Credit Facility in such requisite amounts to repurchase all or a portion of the Subordinated Notes and to pay any applicable redemption premium and accrued and unpaid interest.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Series A Common Stock is quoted on the Nasdaq National Market under the symbol "HATV." Prior to the consummation of the Hearst Transaction, shares of the Series A Common Stock of Argyle were traded on the Nasdaq National Market under the symbol "ARGL." The Company's Series B Common Stock, 100% of which is held by Hearst, is not publicly traded. The table below sets forth, for the calendar quarters indicated, the high and the low sales prices of the Series A Common Stock of Argyle prior to the consummation of the Hearst Transaction on August 29, 1997, and of the Company's Series A Common Stock subsequent to the consummation of the Hearst Transaction, in each case as reported by the Nasdaq National Market:

                                                         PRICE RANGE OF
                                                          COMMON STOCK
                                                         -------------------
                                                          HIGH        LOW
                                                         -------     -------
1995
  Fourth Quarter (beginning October 24, 1995)...........     18 1/4      15 1/2
1996
  First Quarter.........................................     23          17
  Second Quarter........................................     27          19 1/2
  Third Quarter.........................................     29 1/4      22
  Fourth Quarter........................................     28 3/4      23 3/4
1997
  First Quarter.........................................     29 1/8      23 7/8
  Second Quarter........................................     25 1/2      22 1/2
  Third Quarter.........................................     30 5/8      24 7/8
  Fourth Quarter (through October 15, 1997).............     32 5/8      30

  On August 9, 1996, the last full trading day prior to the public announcement of Argyle's exploration of strategic alternatives, the closing price of Argyle's Series A Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) was $23.00 per share. On March 26, 1997, the last full trading day prior to the public announcement of the Hearst Transaction, the closing price of Argyle's Series A Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) was $27.50 per share. On August 28, 1997, the last full trading day prior to the consummation of the Hearst Transaction, the closing price of Argyle's Series A Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) was $27.625 per share.

  On October 15, 1997, the closing price of the Company's Series A Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) was $30.125 per share.

  The Company has not paid any dividends on its Series A Common Stock since inception and does not expect to pay any dividends on its Series A Common Stock in the immediate future. The Credit Facility and the indenture pursuant to which the Subordinated Notes were issued limit the ability of the Company to pay dividends on the Series A Common Stock under certain conditions.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1997; (i) on a pro forma basis giving effect to the Hearst Transaction;
(ii) on a pro forma basis as adjusted to give effect to the consummation of the Common Stock Offering and the application of the net proceeds therefrom as described under "Use of Proceeds;" and, (iii) on a pro forma basis as adjusted to give effect to the consummation of the Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with and is qualified by reference to the selected historical and pro forma financial data contained in this Prospectus Supplement and the unaudited pro forma combined condensed financial statements and notes thereto included in documents incorporated by reference in the accompanying Prospectus.

                                               JUNE 30, 1997
                            ---------------------------------------------------
                                                   PRO FORMA
                                PRO FORMA       AS ADJUSTED FOR   PRO FORMA AS
                                  HEARST             COMMON       ADJUSTED FOR
                            TRANSACTION (1)(2) STOCK OFFERING (3) OFFERINGS (4)
                            ------------------ ------------------ -------------
                                          (DOLLARS IN THOUSANDS)
Long-term debt:
  Notes....................      $    --            $    --         $400,000
  Credit Facility (2)......       454,000            452,000          56,000
  Subordinated Notes.......       150,000                --              --
                                 --------           --------        --------
    Total long-term debt...       604,000            452,000         456,000
                                 --------           --------        --------
Shareholders' equity:
  Preferred Stock, $.01 par
   value; 1,000,000 shares
   authorized:
    Series A preferred
     stock, 10,938 shares
     issued and
     outstanding...........             1                  1               1
    Series B preferred
     stock, 10,938 shares
     issued and
     outstanding...........             1                  1               1
  Series A common stock,
   $.01 par value;
   100,000,000 shares
   authorized; 8,277,054
   shares issued and
   outstanding prior to
   Common Stock Offering;
   14,277,054 shares to be
   issued and outstanding
   after Common Stock
   Offering (5)............            82                142             142
  Series B common stock,
   $.01 par value;
   100,000,000 shares
   authorized; 39,611,002
   shares issued and
   outstanding (6).........           396                396             396
  Additional paid-in
   capital.................       183,531            355,471         355,471
  Retained earnings
   (deficit)...............       (17,672)           (17,672)        (17,672)
                                 --------           --------        --------
    Total shareholders'
     equity................       166,339            338,339         338,339
                                 --------           --------        --------
    Total capitalization...      $770,339           $790,339        $794,339
                                 ========           ========        ========

--------

(1) The pro forma information gives effect to the Hearst Transaction, does not give effect to the divestiture of WDTN and WNAC and does not give effect to the issuance of 1.7 million of the total 2.7 million Adjustment Shares. For a description of pro forma adjustments, see the Company's unaudited pro forma combined condensed financial statements incorporated by reference in the accompanying Prospectus.

(2) Assumes that the Private Placement Debt assumed by the Company in the Hearst Transaction and related make-whole premium will have been refinanced from the proceeds of additional borrowings made under the Credit Facility.

(3) The pro forma, as adjusted for the Common Stock Offering, information gives effect to (i) the Hearst Transaction; (ii) the Common Stock Offering (assuming the Underwriters' over-allotment option is not exercised), assuming a public offering price of $30.125 per share; and, (iii) the application of the net proceeds from the Common Stock Offering. See "Use of Proceeds."

(4) The pro forma, as adjusted for the Offerings, information gives effect to
    (i) the Hearst Transaction; (ii) the Common Stock Offering; (iii) the Debt Offering; and, (iv) the application of the net proceeds from the Offerings. See "Use of Proceeds."


(5) Excludes 1,794,125 shares of Series A Common Stock issuable upon exercise of stock options. Options for 216,125 shares of Series A Common Stock are currently exercisable.

(6) Includes 1.0 million shares of the total 2.7 million Adjustment Shares to be issued to Hearst in connection with the working capital adjustments and pension-related matters associated with the Hearst Transaction.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

  The selected unaudited pro forma financial data for the year ended December 31, 1996 have been derived from the unaudited pro forma combined condensed financial statements of Argyle and the audited historical financial statements of the assets and properties of Hearst's six network-affiliated television broadcast stations and Hearst Broadcast Productions contributed by Hearst to Argyle prior to consummation of the Hearst Transaction (the "Hearst Broadcast Group"), in each case included in documents incorporated by reference in the accompanying Prospectus. The selected unaudited pro forma financial data for the six months ended June 30, 1996 and 1997 have been derived from the unaudited pro forma combined condensed financial statements of Argyle and the unaudited historical financial statements of the Hearst Broadcast Group, in each case included in documents incorporated by reference in the accompanying Prospectus. The following data should be read in conjunction with the Company's consolidated financial statements and related notes thereto included in Argyle's Annual Report on Form 10-K for the year ended December 31, 1996, Argyle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997, Argyle's Current Report on Form 8-K dated January 31, 1997, filed on February 14, 1997, as amended by Current Report on Form 8-K/A dated January 31, 1997, filed on April 15, 1997, Argyle's Proxy Statement/Prospectus filed on July 31, 1997, the Company's Form 8-K/A filed on September 4, 1997, the Company's Current Report on Form 8-K dated August 29, 1997, filed on September 15, 1997, as amended by Current Report on Form 8-K/A dated August 29, 1997, filed on September 26, 1997 and, the Company's Current Report on Form 8-K dated August 29, 1997, filed on October 16, 1997, each of which is incorporated by reference in the accompanying Prospectus.

                      HEARST-ARGYLE TELEVISION, INC.

                SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                               HEARST-ARGYLE PRO FORMA(A)
                                             --------------------------------
                                              YEAR ENDED   SIX MONTHS ENDED
                                             DECEMBER 31,      JUNE 30,
                                             ------------ -------------------
                                               1996(A)    1996(A)    1997(A)
                                             ------------ --------  ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                          DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..............................   $370,249   $181,571  $ 185,332
Station operating expenses..................    161,103     79,990     80,947
Amortization of program rights..............     45,522     23,765     21,187
Depreciation and amortization...............     31,848     16,119     15,725
                                               --------   --------  ---------
Station operating income....................    131,776     61,697     67,473
Corporate expenses..........................     11,000      5,500      5,500
                                               --------   --------  ---------
Operating income............................    120,776     56,197     61,973
Interest expense, net.......................     44,650     22,325     22,325
                                               --------   --------  ---------
Income from continuing operations before
 income taxes...............................     76,126     33,872     39,648
Income taxes................................     33,027     14,799     17,162
                                               --------   --------  ---------
Income from continuing operations...........     43,099     19,073     22,486
Less preferred stock dividends..............     (1,422)      (712)      (712)
                                               --------   --------  ---------
Earnings applicable to common stock.........   $ 41,677   $ 18,361  $  21,774
                                               ========   ========  =========
Earnings per common share...................   $   0.87   $   0.38  $    0.45
                                               ========   ========  =========
Number of shares used in per share
 calculation(b).............................     47,888     47,888     47,888
OTHER DATA:
Broadcast cash flow, as defined(c)..........   $159,952   $ 75,576  $  83,062
Broadcast cash flow margin(d)...............       43.2%      41.6%      44.8%
Operating cash flow, as defined(e)..........   $148,952   $ 70,076  $  77,562
Operating cash flow margin(f)...............       40.2%      38.6%      41.8%
After tax cash flow (g).....................   $ 74,947   $ 35,192  $  38,211
Program payments(h).........................     49,194     26,005     21,323
                                                                    PRO FORMA
                                                                      AS OF
                                                                    JUNE 30,
BALANCE SHEET DATA:                                                   1997
                                                                    ---------
Cash and cash equivalents.........................................  $   7,210
Total assets......................................................    910,522
Total debt........................................................    604,000
Stockholders' equity..............................................    166,339

                     See notes on the following page.

 NOTES TO THE SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF HEARST-ARGYLE

                          (DOLLARS IN THOUSANDS)

(a) Includes the unaudited pro forma combined results of operations of Argyle and the historical results of operations of the Hearst Broadcast Group on a combined pro forma basis as if the Hearst Transaction had occurred at the beginning of the periods presented. The data does not include the required divestiture of WNAC and WDTN. See The Company's unaudited pro forma combined condensed financial statements incorporated by reference in the accompanying Prospectus.

(b) Excludes any effect of preferred stock conversion and the effect of any Company options.

(c) Broadcast cash flow is defined as station operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments. Pro forma broadcast cash flow would be $162,452 for the year ended December 31, 1996 and $77,076 for the six months ended June 30, 1996 using normalized program payments for each respective period. (See note (h) below.) Broadcast cash flow does not present a measure of operating results and does not purport to represent cash provided by operating activities. Broadcast cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(d) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.

(e) Operating cash flow is defined as operating income, plus depreciation and amortization, and amortization of program rights, minus program payments and adjusted for any non-cash compensation expense. Pro forma operating cash flow would be $151,452 for the year ended December 31, 1996 and $71,576 for the six months ended June 30, 1996 using normalized program payments for each respective period. (See note (h) below.) Operating cash flow is presented here not as a measure of operating results, but rather as a measure of debt service ability. Operating cash flow does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(f) Operating cash flow margin is operating cash flow divided by total revenues, expressed as a percentage.

(g) After tax cash flow is defined as net income plus depreciation and amortization. After tax cash flow does not present a measure of operating results and does not purport to represent cash provided by operating activities. After tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(h) Program payments for the year ended December 31, 1996 and the six months ended June 30, 1996 include $2.5 million and $1.5 million, respectively, of the last year of Hearst Broadcast Group scheduled program payments for a program that was replaced during the end of 1995. Without these amounts, program payments are normalized period to period.

                       SELECTED FINANCIAL DATA OF ARGYLE

  The historical financial data for the years ended December 31, 1992, 1993 and 1994 have been derived from the audited combined financial statements consisting of Northstar Television of Grand Rapids Inc., Northstar Television of Jackson, Inc. and Northstar Television of Providence, Inc., collectively the "Northstar Stations," the accounting predecessor to Argyle, included in documents incorporated by reference in the accompanying Prospectus. The historical financial data for the years ended December 31, 1995 and 1996 have been derived from the audited consolidated financial statements of Argyle included in documents incorporated by reference in the accompanying Prospectus. The historical financial data for the six months ended June 30, 1996 and 1997 have been derived from the unaudited condensed consolidated financial statements of Argyle, included in documents incorporated by reference in the accompanying Prospectus. The pro forma consolidated financial data for the year ended December 31, 1996 and for the six months ended June 30, 1996 and 1997 have been prepared as if the acquisition of KHBS and KHOG (the "Arkansas Stations"), which occurred effective June 1, 1996; the Company's Joint Marketing and Programming Agreement with Clear Channel Communications, Inc. relating to WNAC (the "Clear Channel Venture"), which occurred effective July 1, 1996; and the exchange of two television stations owned by the Company with two television stations owned by Gannett, Inc. (the "Gannett Swap"), which occurred effective January 31, 1997, had been completed at the beginning of the periods presented. Such pro forma data is not necessarily indicative of the actual results that would have occurred or of results that may occur.

  The historical financial data for the six months ended June 30, 1996 and 1997 are unaudited but, in the opinion of the Company's management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Results for the six month periods ended June 30, 1996 and 1997 are not necessarily indicative of the results for a full year.

                       SELECTED FINANCIAL DATA OF ARGYLE

                                      YEAR ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                       ----------------------------------------------------------  ------------------------------------
                                                                         ARGYLE                            ARGYLE
                        PREDECESSOR HISTORICAL     ARGYLE HISTORICAL    PRO FORMA  ARGYLE HISTORICAL      PRO FORMA
                       --------------------------  -------------------  ---------  ------------------  ----------------
                         1992     1993     1994     1995(A)   1996(B)    1996(C)   1996(B)   1997(D)   1996(C)  1997(C)
                       --------  -------  -------  ---------  --------  ---------  --------  --------  -------  -------
STATEMENT OF                (IN THOUSANDS)                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
Total revenues.......  $ 27,103  $28,440  $34,538  $  46,944  $ 73,294  $ 84,243   $ 34,057  $ 39,765  $41,049  $40,740
Station operating
 expenses............    13,209   14,295   16,430     23,603    37,639    41,772     18,372    21,367   22,497   21,641
Write-down of
 intangible assets ..    25,500       --       --         --        --        --         --        --       --       --
Amortization of
 program rights......     4,670    3,876    3,600      3,961     4,725     5,225      2,571     2,119    2,289    2,135
Depreciation and
 amortization........     3,511    2,884    3,126     12,294    23,965    26,075     10,724    12,760   12,378   12,898
                       --------  -------  -------  ---------  --------  --------   --------  --------  -------  -------
Station operating
 income (loss).......   (19,787)   7,385   11,382      7,086     6,965    11,171      2,390     3,519    3,885    4,066
Corporate expenses...       786    1,174    1,103      2,324     4,285     4,285      1,867     1,904    1,867    1,904
Non-cash compensation
 expense.............        --       --       --        675       675       675        337       503      337      504
                       --------  -------  -------  ---------  --------  --------   --------  --------  -------  -------
Operating income
 (loss)..............   (20,573)   6,211   10,279      4,087     2,005     6,211        186     1,112    1,681    1,658
Interest expense,
 net.................     7,849    5,885    4,745     12,052    16,566    18,119      7,304     9,407    8,376    9,407
                       --------  -------  -------  ---------  --------  --------   --------  --------  -------  -------
Income (loss) from
 continuing
 operations before
 income taxes........   (28,422)     326    5,534     (7,965)  (14,561)  (11,908)    (7,118)   (8,295)  (6,695)  (7,749)
Income taxes.........        --      301      170         --        --        --         --        --       --       --
                       --------  -------  -------  ---------  --------  --------   --------  --------  -------  -------
Income (loss) from
 continuing
 operations..........   (28,422)      25    5,364     (7,965)  (14,561)  (11,908)    (7,118)   (8,295)  (6,695)  (7,749)
Cumulative effect of
 a change in
 accounting principle
 (e).................        --     (213)      --         --        --        --         --        --       --       --
Extraordinary
 item(f).............        --       --     (774)    (7,842)       --        --         --        --       --       --
                       --------  -------  -------  ---------  --------  --------   --------  --------  -------  -------
Net income (loss) ...  $(28,422) $  (188) $ 4,590    (15,807)  (14,561)  (11,908)    (7,118)   (8,295)  (6,695)  (7,749)
                       ========  =======  =======
Less preferred stock
 dividends (g).......                                     --      (829)   (1,422)      (118)     (711)    (712)    (712)
                                                   ---------  --------  --------   --------  --------  -------  -------
Loss applicable to
 common stock........                              $ (15,807) $(15,390) $(13,330)  $ (7,236) $ (9,006) $(7,407) $(8,461)
                                                   =========  ========  ========   ========  ========  =======  =======
Loss per common
 share...............                              $   (1.25) $  (1.37) $  (1.17)  $  (0.65) $  (0.79) $ (0.65) $ (0.75)
Number of shares used
 in per share
 calculation.........                                  6,388    11,246    11,347     11,144    11,347   11,347   11,347
OTHER DATA:
Broadcast cash flow,
 as defined(h).......  $  9,577  $ 9,868  $14,223  $  20,440  $ 31,889  $ 37,800   $ 13,776  $ 16,060  $16,458  $16,884
Broadcast cash flow
 margin(i)...........      35.3%    34.7%    41.2%      43.5%     43.5%     44.8%      40.4%     40.4%    40.1%    41.4%
Operating cash flow,
 as defined(j).......  $  8,791  $ 8,694  $13,120  $  18,116  $ 27,604  $ 33,515   $ 11,909  $ 14,156  $14,591  $14,980
Operating cash flow
 margin(k)...........      32.4%    30.6%    38.0%      38.6%     37.7%     39.7%      35.0%     35.6%    35.5%    36.8%
Cash flow from (used
 in) operating
 activities..........  $  9,681  $ 9,734  $12,774  $   6,859  $  6,943       N/A   $   (260) $  1,601      N/A      N/A
Cash flow used in
 investing
 activities..........      (666)  (1,103)    (668)  (237,501)  (28,745)      N/A    (10,450)  (27,179)     N/A      N/A
Cash flow from (used
 in) financing
 activities..........    (9,727)  (8,734) (10,887)   232,846    20,545       N/A     11,382    26,789      N/A      N/A
Capital
 expenditures........       669    1,136      701      3,767     6,633                3,590     4,091      N/A      N/A
Program payments ....     4,317    4,277    3,885      2,901     3,766  $  4,671      1,909     2,338  $ 2,094  $ 2,215
BALANCE SHEET DATA
 (AT PERIOD END):
Cash and cash
 equivalents.........       196       93    1,313      2,206       949       736      2,878     2,160      N/A      N/A
Total assets.........    79,079   76,015   78,575    291,141   328,608   356,974    322,886   338,468      N/A      N/A
Total debt (including
 current portion)....    66,635   63,235   42,670    150,000   171,500   191,500    161,500   199,000      N/A      N/A
Stockholders' equity
 (deficit)(l)........    (3,078)  (3,440)  24,513    116,293   129,152   144,082    136,969   120,650      N/A      N/A

                        See notes on the following page.

                NOTES TO SELECTED FINANCIAL DATA OF ARGYLE

(a) Includes the results of operations of Argyle, the results of operations of the acquired WZZM (Grand Rapids, MI), WAPT (Jackson, MS) and WNAC (Providence, RI) for the full period, the results of operations of the acquired KITV (Honolulu, HI) from June 13, 1995 and the results of operations of the acquired WGRZ (Buffalo, NY) from December 5, 1995.

(b) Includes the results of operations of Argyle, the results of operations of the acquired Arkansas Stations from June 1, 1996 and the Clear Channel Venture from July 1, 1996.

(c) As to 1996, gives effect to the acquisition of the Arkansas Stations, the Clear Channel Venture and the Gannett Swap as if all such transactions had occurred at the beginning of 1996. As to 1997, gives effect to the Gannett Swap as if such had occurred at the beginning of 1997. The acquisitions have been accounted for using the purchase method of accounting.

(d) Includes the results of operations of Argyle and the effect on the Gannett Swap, which occurred effective January 31, 1997.

(e) Represents the cumulative effect of the adoption of SFAS No. 109, "Accounting for Income Taxes."

(f) Represents the write-offs of unamortized financing costs due to early extinguishment of bank debt.

(g) Dividends associated with preferred stock related to the acquisition of the Arkansas Stations.

(h) Broadcast cash flow is defined as station operating income (loss), plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments. Broadcast cash flow does not present a measure of operating results and does not purport to represent cash provided by operating activities. Broadcast cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(i) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.

(j) Operating cash flow is defined as operating income (loss), plus depreciation and amortization, write down of intangible assets and amortization of program rights, minus program payments, plus non-cash compensation expense. Operating cash flow is presented here not as a measure of operating results, but rather as a measure of debt service ability. Operating cash flow does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(k) Operating cash flow margin is operating cash flow divided by total revenues, expressed as a percentage.

(l) Argyle has not paid any dividends on its common stock since inception. (See note (g) above.)

             SELECTED FINANCIAL DATA OF THE HEARST BROADCAST GROUP

  The historical financial data for the six months ended June 30, 1996 and 1997 and for the years ended December 31, 1992 and 1993 have been derived from the unaudited combined financial statements of the Hearst Broadcast Group, included in documents incorporated by reference in the accompanying Prospectus. The historical financial data for the years ended December 31, 1994, 1995 and 1996 have been derived from the audited combined financial statements of the Hearst Broadcast Group, included in documents incorporated by reference in the accompanying Prospectus.

  The historical financial data for the years ended December 31, 1992 and 1993 and for the six months ended June 30, 1996 and 1997 are unaudited but, in the opinion of management of the Hearst Broadcast Group, have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Results for the six month periods ended June 30, 1996 and 1997 are not necessarily indicative of the results for a full year.

                                                                           SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                     JUNE 30,
                         ------------------------------------------------  ------------------
                           1992      1993      1994      1995      1996      1996      1997
                         --------  --------  --------  --------  --------  --------  --------
                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Total revenues.......... $221,159  $224,067  $259,459  $279,340  $283,971  $139,616  $143,566
Station operating
 expenses...............  106,430   103,880   106,281   117,535   121,501    58,594    60,596
Amortization of program
 rights.................   36,768    37,087    40,266    38,619    40,297    21,476    19,052
Depreciation and
 amortization...........   26,107    26,008    23,071    22,134    16,971     8,584     8,190
                         --------  --------  --------  --------  --------  --------  --------
Station operating
 income.................   51,854    57,092    89,841   101,052   105,202    50,962    55,728
Corporate expenses......    5,657     5,924     8,007     7,857     7,658     3,965     4,467
                         --------  --------  --------  --------  --------  --------  --------
Operating income........   46,197    51,168    81,834    93,195    97,544    46,997    51,261
Interest expense, net...   22,510    22,773    22,678    22,218    21,235    12,823    12,485
                         --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes...........   23,687    28,395    59,156    70,977    76,309    34,174    38,776
Income taxes............   10,658    17,123    25,265    30,182    31,907    14,244    16,054
                         --------  --------  --------  --------  --------  --------  --------
Net income.............. $ 13,029  $ 11,272  $ 33,891  $ 40,795  $ 44,402  $ 19,930  $ 22,722
                         ========  ========  ========  ========  ========  ========  ========
OTHER DATA:
Broadcast cash flow, as
 defined(a)............. $ 82,077  $ 82,626  $113,999  $123,038  $117,947  $ 57,111  $ 63,862
Broadcast cash flow
 margin(b)..............     37.1%     36.9%     43.9%     44.0%     41.5%     40.9%     44.5%
Operating cash flow, as
 defined(c)............. $ 77,891  $ 79,147  $108,749  $117,087  $109,457  $ 50,637  $ 56,017
Operating cash flow
 margin(d)..............     35.2%     35.3%     41.9%     41.9%     38.5%     36.3%     39.0%
Cash flows from
 Operating Activities...      N/A       N/A  $ 44,460  $ 61,185  $ 65,802  $ 29,116  $ 22,122
Cash flows used in
 Investing Activities...      N/A       N/A    (8,430)   (8,621)   (7,764)   (3,185)   (1,683)
Cash flows used in
 Financing Activities...      N/A       N/A   (33,584)  (52,020)  (58,145)  (24,991)  (18,271)
Capital expenditures.... $  6,398  $  4,879     8,430     8,621     7,764     3,185     1,683
Program payments .......   32,652    37,561    39,179    38,767    44,523    23,911    19,108
BALANCE SHEET DATA:
Cash and cash
 equivalents............      N/A       N/A     2,446     2,990     2,882     3,930     5,050
Total assets............      N/A       N/A   387,984   385,406   366,956   355,990   349,836
Due to Parent Company
 and Affiliates.........      N/A       N/A   283,988   272,762   259,020   267,700   263,471

                        See notes on the following page.

      NOTES TO SELECTED FINANCIAL DATA OF THE HEARST BROADCAST GROUP

(a) Broadcast cash flow is defined as station operating income, plus depreciation and amortization, plus amortization of program rights, minus program payments. Broadcast cash flow does not present a measure of operating results and does not purport to represent cash provided by operating activities. Broadcast cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(b) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.

(c) Operating cash flow is defined as operating income, plus depreciation and amortization, plus amortization of program rights, minus program payments, and adjusted for non-cash compensation expense. Operating cash flow is presented here not as a measure of operating results, but rather as a measure of debt service ability. Operating cash flow does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(d) Operating cash flow margin is operating cash flow divided by total revenues, expressed as a percentage.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Series A Common Stock as of October 15, 1997 and as adjusted to reflect the sale of the shares offered hereby (assuming no exercise of the Underwriters' over-allotment option) by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and executive officer of the Company; (iii) all directors and executive officers of the Company as a group; and, (iv) each Selling Stockholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock.

                          SERIES A COMMON STOCK                   SERIES A COMMON STOCK
                          BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING(1)                      AFTER OFFERING(1)
                          ------------------------                ---------------------
                                        PERCENT OF   NUMBER OF               PERCENT OF
NAME (2)                    NUMBER        SERIES   SHARES OFFERED   NUMBER     SERIES
--------                  ----------    ---------- -------------- ---------- ----------
Bob Marbut(3)...........     955,361       11.5%          --       1,005,361     6.7%
John Conomikes..........         --         --            --             --      --
David J. Barrett........         --           *           --          38,333     --
Anthony J. Vinciquerra..      11,403          *           --          36,403       *
Dean H. Blythe..........      12,036(4)       *           --          28,703       *
Harry T. Hawks..........     104,649        1.3%          --         121,316       *
Ibra Morales(3).........     198,300        2.4%          --         214,967     1.4%
Frank A. Bennack, Jr....         --         --            --             --      --
Victor F. Ganzi.........         --         --            --             --      --
George R. Hearst, Jr....         --         --            --             --      --
William R. Hearst III...         --         --            --             --      --
Gilbert C. Maurer.......         --         --            --             --      --
David Pulver............      81,656(5)     1.0%          --          81,656       *
Virginia H. Randt.......         --         --            --             --      --
Caroline L. Williams....      37,646(5)       *           --          37,646       *
All Hearst-Argyle
 directors and executive
 officers as a group
 (15 persons)...........   1,401,051(6)    16.8%          --       1,401,051     9.8%
The Hearst
 Corporation(7).........  38,611,002(8)    82.3%          --      38,611,002    73.0%
Chase Manhattan
 Investment Holdings,
 L.P.(3)(9).............   1,157,302       14.0%      300,000        857,302     6.0%
Blake Byrne(3)(10)......     600,632        7.2%          --         600,632     4.2%
Merchant GP, Inc.(11)...     334,027        4.0%      334,027            --      --
Crescent/Mach I
 Partners, L.P.(3)......     140,487        1.7%      140,487            --      --
Credit Suisse First
 Boston Fund Investments
 1995, L.P.(11).........      12,747          *        12,747            --      --
Credit Suisse First
 Boston Fund Investments
 1994, L.P.(11).........       4,444          *         4,444            --      --

--------
* Represents beneficial ownership of less than 1% of the issued and outstanding shares of Series A Common Stock.

 (1) Number and percent of outstanding Series A Common Stock prior to and after the Common Stock Offering does not include any shares of Series A Common Stock issuable upon the conversion of the Series B Common Stock, Series A Preferred Stock or Series B Preferred Stock into Series A Common Stock or the issuance of any Adjustment Shares.
 (2) Unless otherwise indicated, the address of each person or entity named in the table is c/o Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.
 (3) Indicates that such person or entity is a party to a Registration Rights Agreement with the Company dated as of August 29, 1997. See "Shares Eligible for Future Sale."

 (4) Includes 10,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

 (5) Includes 15,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

 (6) Includes 40,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

 (7) The Hearst Family Trust is the sole common stockholder of Hearst. The address of The Hearst Family Trust is 888 Seventh Avenue, New York, New York 10106. The address of Hearst is 959 Eighth Avenue, New York, New York 10019.

 (8) Indicates the number of shares of Series B Common Stock held by Hearst (excluding the Adjustment Shares). The shares of Series B Common Stock are convertible at any time at the option of the holder on a share-for-share basis into shares of Series A Common Stock.

 (9) Chase Manhattan Bank, an affiliate of Chase Manhattan Investment Holdings, L.P., is the lead bank under the Company's existing Credit Facility and was the lead bank under the Company's prior credit facility. Frank A. Bennack, Jr., a director of the Company, is a director of Chase Manhattan Bank. The address of Chase Manhattan Investment Holdings, L.P. is 380 Madison Avenue, New York, New York 10017.

(10) Mr. Byrne is a former director and executive officer of Argyle. His address is 9220 Sunset Boulevard, Suite 210, Los Angeles, California 90069.

(11) Credit Suisse First Boston Corporation, one of the Underwriters of the Offerings, is an affiliate of Merchant GP, Inc., Credit Suisse First Boston Fund Investments 1995, L.P. and Credit Suisse First Boston Fund Investments 1994, L.P. The address of Merchant GP, Inc., Credit Suisse First Boston Fund Investments 1995, L.P. and Credit Suisse First Boston Fund Investments 1994, L.P. is 11 Madison Avenue, New York, New York 10010.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Common Stock Offering (assuming the Underwriters' over-allotment option is not exercised), the Company will have outstanding 14,291,204 shares of Series A Common Stock and 38,611,002 shares of Series B Common Stock (excluding any Adjustment Shares). The Company also has shares of Series A Preferred Stock and Series B Preferred Stock outstanding. The Series A Preferred Stock is convertible at any time into an aggregate of 312,514 shares of Series A Common Stock. The Series B Preferred Stock is convertible at any time after June 11, 2001 into shares of Series A Common Stock at a conversion rate equal to the then current market price of the Series A Common Stock. In addition, the Company has outstanding options to purchase 1,794,125 shares of Series A Common Stock, of which options are currently exercisable for 216,125 shares. All of the shares of Series A Common Stock (including the shares offered hereby) generally will be freely tradeable without restriction or further registration under the Securities Act, except that the sale of any shares held by persons who are "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, or who were at the time of the Company's shareholder vote on the Hearst Transaction "affiliates" of the Company pursuant to Rule 145 under the Securities Act, may be generally sold subject to certain restrictions as to timing, manner and volume. In this regard, the Company has in effect a registration statement covering the resale from time to time of 4,599,260 shares of Series A Common Stock received in the Hearst Transaction by certain former limited partners of a partnership that prior to the Hearst Transaction owned shares of the Company's common stock in order to permit such persons to sell their shares without regard to the restrictions discussed in the preceding sentence. The holders of approximately 4,443,406 shares covered by such registration statement (which holders include the Selling Stockholders) have additional rights under that certain Registration Rights Agreement with the Company dated as of August 29, 1997. Pursuant to the Registration Rights Agreement such holders of the Company's Series A Common Stock (the "Holders") have the right, subject to certain limitations and conditions, to require the Company to register for distribution through a firm commitment underwriting all or any portion of the Company's Series A Common Stock issued to such Holders in the Hearst Transaction. Such Holders also have piggyback registration rights pursuant to the Registration Rights Agreement with respect to any proposed offering of the Company's Series A Common Stock for cash through a firm commitment underwriting sought by the Company. The Series B Common Stock held by Hearst and the Series A Common Stock into which the Series B Common Stock is convertible may not be sold without registration under the Securities Act or unless an exemption from registration is available, including the exemption afforded by Rule 144 under the Securities Act.

  In general, under Rule 144 under the Securities Act as currently in effect a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Securities") for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Series A Common Stock or the average weekly trading volume of the Series A

Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with, such issuer.

  Rule 144A under the Securities Act as currently in effect generally permits unlimited resales of certain Restricted Securities of any issuer provided that the purchaser is a qualified institution that owns and invests on a discretionary basis at least $100 million in securities (and, in the case of a bank or savings and loan association has a net worth of at least $25 million) or is a registered broker-dealer that owns and invests on a discretionary basis at least $10 million in securities. Rule 144A allows certain existing shareholders of the Company to sell their shares of Series A Common Stock held prior to this Common Stock Offering to such institutions and registered broker-dealers without regard to any volume or other restrictions.

  The Company, its directors and executive officers Hearst and certain holders of the Series A Common Stock, (collectively, the "Restricted Holders") have agreed not to offer to sell, sell, distribute, grant any option to purchase or otherwise dispose of directly or indirectly, any shares of Series A Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Series A Common Stock owned by them prior to the expiration of 90 days from the date of this Prospectus Supplement, except (i) with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated; (ii) in the case of the Company, (A) for the issuance of shares of Series B Common Stock, (B) for the issuance of shares of Series A Common Stock in connection with acquisition transactions in which the recipients of such shares are restricted from selling such shares until after expiration of 90 days from the date of this Prospectus Supplement, (C) upon the exercise of outstanding options or the grant of options under the Company's stock option plans or compensation arrangements, and (D) upon the conversion of the Company's Series A Preferred Stock; and, (iii) in the case of the directors and executive officers of the Company, for the exercise by such individuals of outstanding options.

  The Company can make no prediction as to the effect, if any, that sales of shares of its Series A Common Stock, or the availability of shares for future sale, will have on the market price of the Series A Common Stock prevailing from time to time. Sales of substantial amounts of Series A Common Stock (including shares owned upon the exercise of options) in the public market, or the perception that such sales could occur, could depress the prevailing market price for the Series A Common Stock. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement") among the Company, the Selling Stockholders and each of the underwriters named below (the "U.S. Underwriters), each of the U.S. Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, the aggregate number of shares of Series A Common Stock set forth opposite its name below (the "U.S. Offering").

                                                                        NUMBER
     U.S. UNDERWRITERS                                                 OF SHARES
     -----------------                                                 ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated............................................
     Credit Suisse First Boston Corporation...........................
     J.P. Morgan Securities Inc.......................................
     Morgan Stanley & Co. Incorporated................................
                                                                         ----
          Total.......................................................
                                                                         ====

  The Company and the Selling Stockholders have also entered into a purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States (the "International Underwriters"), for whom Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, J.P. Morgan Securities Ltd. and Morgan Stanley & Co. International Limited are acting as representatives (the "International Representatives"), providing for the concurrent offer and sale of 1,358,341 shares of Series A Common Stock outside of the United States and Canada. The closings with respect to the U.S. Offering and the International Offering are conditioned upon one another.

  The U.S. Purchase Agreement provides that the obligation of the U.S. Underwriters to pay for and accept delivery of the shares is subject to the approval of certain legal matters by their counsel and to certain other conditions. The U.S. Underwriters are obligated to take and pay for all of the shares if any are purchased.

  The U.S. Underwriters have advised the Company and the Selling Stockholders that the U.S. Underwriters propose to offer the shares of Series A Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such
price less a concession not to exceed $   per share below the public offering
price. The U.S. Underwriters may allow, and such dealers may reallow, a
discount not in excess of $   per share below the public offering price on
sales to certain dealers. After the initial offering, the offering price and other selling terms may from time to time be varied by the U.S. Underwriters. The public offering concession and discount per share of Series A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  The U.S. Underwriters and the International Underwriters have entered into an Intersyndicate Agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Series A Common Stock will not offer to sell or sell shares of Series A Common Stock to non-United States or non-Canadian persons or to persons they believe intend to resell to non-United States or non-Canadian persons, and the International Underwriters and any dealer to whom they sell shares of Series A Common Stock will not offer to sell or sell shares of Series A Common Stock to United States or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement. The Intersyndicate Agreement also provides, among other things, that sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Series A Common Stock as may be mutually agreed. The price of any shares of Series A Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of 800,000 additional shares of Series A Common Stock, to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus Supplement less the underwriting discount and commissions. Such option, which will expire 30 days after the date of this Prospectus Supplement, may be exercised solely to cover over-allotments. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each U.S. Underwriter's name in the preceding table bears to the total number of shares of Series A Common Stock offered by the U.S. Underwriters hereby. The Company has granted to the International Underwriters an option to purchase up to an aggregate of 200,000 additional shares of Series A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus Supplement, solely to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters. All or a portion of an over-allotment option in either of the U.S. Offering or the International Offering may be allocated to cover an over-allotment in the other Offering, in each case in the sole discretion of the U.S. Underwriters and the International Underwriters.

  At the request of the Company, the U.S. Underwriters have reserved for sale, at the initial public offering price, up to 300,000 of the shares of Series A Common Stock offered hereby to be sold to certain directors, officers, employees and other persons associated with the Company or Hearst. The number of shares of Series A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offering will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered hereby.

  The Company and the Selling Stockholders agreed to indemnify the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the U.S. Underwriters may be required to make in respect thereof. Under certain circumstances, the Company will reimburse the U.S. Underwriters for certain of their expenses.

  The Company, its directors and executive officers, Hearst and certain other holders of Series A Common Stock (the "Restricted Holders") have agreed not to offer to sell, sell, distribute, grant any option to purchase or otherwise dispose of directly or indirectly, any shares of Series A Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Series A Common Stock owned by them prior to the expiration of 90 days from the date of this Prospectus Supplement, except (i) with the prior written consent of Merrill Lynch; (ii) in the case of the Company, (A) for the issuance of shares of Series B Common Stock, (B) for the issuance of shares of Series A Common Stock in connection with acquisition transactions in which the recipients of such shares are restricted from selling such shares until after expiration of 90 days from the date of this Prospectus Supplement, (C) upon the exercise of outstanding options or the grant of options under the Company's stock option plans or compensation arrangements and (D) upon the conversion of the Company's Series A Preferred Stock; and, (iii) in the case of the directors and executive officers of the Company, for the exercise by such individuals of outstanding options.

  Until the distribution of Series A Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the U.S. Underwriters to bid for and purchase the Series A Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Series A Common Stock. Such transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Series A Common Stock.

  In connection with the U.S. Offering and the International Offering, the U.S. Underwriters and the International Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Series A Common Stock. Specifically, the U.S. Underwriters and the International Underwriters may over-allot the offering, creating a short position. In addition, the U.S. Underwriters and the International Underwriters may bid for and purchase shares of Series A Common Stock in the open market to cover short sales or to stabilize the price of the shares of Series A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the shares of Series A Common Stock in the U.S. Offering and the International Offering if the syndicate repurchases previously distributed shares of Series A Common Stock in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Series A Common Stock above independent market levels. The U.S. Underwriters and the International Underwriters are not required to engage in these activities and may end any of these activities at any time.

  The U.S. Underwriters and the International Underwriters may engage in passive market making transactions in the Series A Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid or purchase the Series A Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Series A Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Series A Common Stock above independent market levels. Underwriters and selling group members are not required to engage in passive market making and may end passive market making activities at any time.

  From time to time certain of the Underwriters or their affiliates engage in transactions, including commercial banking and investment banking transactions, with and perform services for the Company and its affiliates in the ordinary course of business, from which they have received and will continue to receive customary fees. In addition, in the ordinary course of business the Underwriters may actively trade securities of the Company for such Underwriter's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. For its advisory services to the Company in connection with the Hearst Transaction, the Company paid Merrill Lynch a fee of $2.1 million, reimbursed Merrill Lynch for its out-of-pocket expenses and agreed to indemnify Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. For its advisory services to Argyle Television Investors, L.P., the Company's largest stockholder prior to the Hearst Transaction, the Company paid Credit Suisse First Boston Corporation a fee of $800,000, reimbursed Credit Suisse First Boston Corporation for its out-of-pocket expenses and agreed to indemnify Credit Suisse First Boston Corporation and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. For its advisory services to Hearst in connection with the Hearst Transaction, Hearst paid J.P. Morgan Securities Inc. a fee of $1.5 million, reimbursed J.P. Morgan Securities Inc. for its out-of-pocket expenses and agreed to indemnify J.P. Morgan Securities Inc. and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. The Company reimbursed Hearst for amounts paid to J.P. Morgan Securities Inc.

  Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., acts as the documentation agent and a lender under the Company's Credit Facility, for which it has received and will continue to receive customary fees. It is expected that Morgan Guaranty Trust Company will receive approximately $57.7 million of repayment under the Credit Facility from the net proceeds of the Offerings. Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to a participating underwriter or any of its affiliates. Therefore, this offering is being conducted pursuant to Rule 2710
(c)(8) of the NASD Conduct Rules which establishes certain procedural safeguards in connection with offerings in such circumstances in which NASD member firms intend to participate and where more than 10% of the offering proceeds are to be paid to them or their affiliates. See "Use of Proceeds." See "Use of Proceeds."

  Merchant GP, Inc., Credit Suisse First Boston Fund Investments 1995, L.P. and Credit Suisse First Boston Fund Investments 1994, L.P., each an affiliate of Credit Suisse First Boston Corporation (collectively, the "CSFB Funds"), beneficially own 4.2% of the Company's Series A Common Stock and are parties to a Registration Rights Agreement with the Company and certain other holders of the Company's Series A Common Stock providing the CSFB Funds and such other holders with piggyback registration rights with respect to any proposed offering of the Company's Series A Common Stock for cash through a firm commitment underwriting sought by the Company, and, subject to certain limitations and conditions, with the right to require the Company to register for distribution through a firm commitment underwriting of all or any portion of the Company's Series A Common Stock issued to them in the Hearst Transaction. The CSFB Funds have advised the Company that they intend to include in the Common Stock Offering the 351,218 shares of the Company's Series A Common Stock that they hold in aggregate.

                 CERTAIN UNITED STATES TAX CONSEQUENCES TO

            NON-UNITED STATES HOLDERS OF SERIES A COMMON STOCK

  The following is a general discussion of certain United States federal income and estate and gift tax consequences of the ownership and sale or other disposition of Series A Common Stock by a holder that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident (as determined for U.S. federal income tax purposes) of the United States; a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Resident alien individuals will be subject to United States federal income tax with respect to the Series A Common Stock as if they were United States citizens.

  THIS DISCUSSION IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND THE ADMINISTRATIVE INTERPRETATIONS THEREOF AS OF THE DATE HEREOF, ALL OF WHICH MAY BE CHANGED EITHER RETROACTIVELY OR PROSPECTIVELY. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT CONSIDER ANY SPECIFIC FACTS OR CIRCUMSTANCES THAT MAY APPLY TO A PARTICULAR NON-UNITED STATES HOLDER AND DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF SERIES A COMMON STOCK (INCLUDING THE INVESTOR'S STATUS AS A UNITED STATES PERSON OR NON-UNITED STATES HOLDER), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

DIVIDENDS

  Dividends, if any, paid to a Non-United States Holder will generally be subject to the withholding of United States federal income tax at the rate of 30%, unless the dividend is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined herein) within the United States of the Non-United States Holder, in which case the dividend will be subject to the rules described in the next paragraph. Non-United States Holders should consult any applicable income tax treaties, which may provide for a reduced withholding rate or other rules different from those described above. For purposes of determining whether tax is to be withheld at a 30% rate or a reduced rate as specified by an income tax treaty, current law permits the Company to presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption was not warranted (the "address rule"). However, on October 6, 1997, the U.S. Treasury Department issued final regulations on withholding of income tax on payments to foreign persons, effective January 1, 1999, which will abolish the address rule. Under current law, a Non-United States Holder seeking a reduced rate of withholding under an income tax treaty would be required to provide to the Company a valid Internal Revenue Service Form 1001 until January 1, 1999, and after January 1, 1999 the equivalent Form W-8, in each case certifying that such Non-United States Holder is entitled to benefits under an income tax treaty. The final regulations also provide special rules for determining whether, for purposes of assessing the applicability of an income tax treaty, dividends paid to a Non-United States Holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity. A Non-United States Holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service (the "Service").

  The Company will not withhold federal income tax upon dividends paid to a Non-United States Holder if the Company receives the appropriate form of the Service (currently Form 4224) from that Non-United States Holder, certifying that such income is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder, unless the Company has knowledge to the contrary. Dividends paid to a Non-United States Holder of Series A Common Stock that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

GAIN ON SALE OR OTHER DISPOSITION

  Subject to special rules applicable to individuals as described below, a Non-United States Holder will generally not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of Series A Common Stock, unless (i) the gain is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder or of a partnership, trust or estate in which such Non-United States Holder is a partner or beneficiary, or (ii) the Company has been, is or becomes a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such sale or other disposition or such Non-United States Holder's holding period for the Series A Common Stock and certain other conditions are satisfied. The Company believes that it has not been, is not currently and is not likely to become a United States real property holding corporation.

  Gains realized by a Non-United States Holder of Series A Common Stock that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty county.

  In addition to being subject to the rules described above, an individual Non-United States Holder who holds Series A Common Stock as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such stock if (i) such gain is not effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is not attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder, and (ii) such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (A) has a "tax home" in the United States (as specially defined for purposes of the United States federal income tax), or
(B) maintains an office or other fixed place of business in the United States and the income from the sale of the stock is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates (including former long-term residents of the United States).

  In the past years, legislation has been proposed, but never enacted, that would under certain circumstances have imposed United States federal income tax on gain realized from the sale or other disposition of Series A Common Stock by certain Non-United States Holders who owned at or prior to the time of sale or other disposition 10% or more of the Series A Common Stock. There can be no assurance that similar legislation will not again be proposed and, if proposed, enacted.

FEDERAL ESTATE AND GIFT TAXES

  Series A Common Stock owned or treated as owned by an individual (regardless of whether such an individual is a citizen or a resident of the United States) at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  A Non-United States Holder will not be subject to United States federal gift tax on a transfer of Series A Common Stock, unless such person is a domiciliary of the United States or such person is an individual subject to provisions of United States federal gift tax law applicable to certain United States expatriates (including former long-term residents of the United States).

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-United States Holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-United States Holder resides.

  United States federal backup withholding (which generally is withholding tax imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information) will generally not apply to (i) dividends paid to a Non-United States Holder that is subject to withholding at the 30% rate (or that is subject to withholding at a reduced rate under an applicable income tax treaty), or (ii) under current law, dividends paid to a Non-United States Holder at an address outside of the United States (unless the payor has knowledge that the payee is a United States person). However, under final U.S. Treasury Department regulations, effective as of January 1, 1999, a Non-United States Holder will generally be subject to United States withholding tax at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary.

  The backup withholding and information reporting requirements also apply to the gross proceeds paid to a Non-United States Holder upon the sale or other disposition of Series A Common Stock by or through a United States office of a United States or foreign broker, unless the Non-United States Holder certifies to the broker under penalties of perjury as to, among other things, its name, address and status as a Non-United States Holder by filing the Service's Form W-8 with the broker, or unless the Non-United States Holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will generally apply to a payment of the proceeds of a sale or other disposition of Class A Common Stock effected at a foreign office of (i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business within the United States, (iii) a foreign broker that is a "controlled foreign corporation" for United States federal income tax purposes, or (iv) effective January 1, 1999, a foreign broker that is (A) a foreign partnership, one or more of whose partners are U.S. persons, that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (B) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, unless the broker has documentary evidence in its records that the Non-United States Holder is a Non-United States Holder (and the broker has no knowledge to the contrary) and certain other conditions are met, or unless the Non-United States Holder otherwise establishes an exemption. Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a sale or other disposition of Series A Common Stock effected at a foreign office of a foreign broker not subject to the preceding sentence.

  Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the Non-United States Holder files an appropriate claim for a refund with the Service.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under "The Company," "Recent Developments," "Risk Factors," and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Prospective purchasers should understand that the following important factors, in addition to those discussed elsewhere in this Prospectus Supplement and accompanying Prospectus and in the documents that are incorporated by reference, could affect the future results of the Company and could cause those results to differ materially from those expressed in each forward-looking statement: material adverse changes in economic conditions in the markets served by the Company; future regulatory actions and conditions in the television stations operating areas; the possibility that currently unanticipated difficulties may arise in integrating the operations of the Company's predecessors; and, competition from others in the broadcast television markets served by the businesses.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITA-TION OF AN OFFER TO BUY, THE SERIES A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                             PROSPECTUS SUPPLEMENT
The Common Stock Offering................................................  S-3
The Company..............................................................  S-5
Recent Developments......................................................  S-7
Risk Factors.............................................................  S-9
Use of Proceeds.......................................................... S-15
Price Range of Common Stock and
 Dividend Policy......................................................... S-16
Capitalization........................................................... S-17
Selected Unaudited Pro Forma
 Financial Data.......................................................... S-18
Selected Financial Data of Argyle........................................ S-21
Selected Financial Data of the Hearst Broadcast Group.................... S-24
Principal and Selling Stockholders....................................... S-26
Shares Eligible for Future Sale.......................................... S-27
Underwriting............................................................. S-29
Certain United States Tax Consequences to Non-United States Holders of
 Series A Common Stock................................................... S-32
Cautionary Statement Concerning Forward-Looking Statements............... S-35
                                  PROSPECTUS
Available Information....................................................    2
Incorporation of Certain Documents
 by Reference............................................................    2
The Company..............................................................    4
Use of Proceeds..........................................................    5
Ratio of Earnings to Fixed Charges.......................................    6
General Description of Securities and
 Risk Factors............................................................    7
Description of Debt Securities...........................................    7
Description of Capital Stock.............................................   17
Plan of Distribution.....................................................   21
Legal Matters............................................................   22
Experts..................................................................   22

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             6,791,705 SHARES

                                     LOGO

                             SERIES A COMMON STOCK


                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                           MERRILL LYNCH & CO.

                        CREDIT SUISSE FIRST BOSTON

                            J.P. MORGAN & CO.

                        MORGAN STANLEY DEAN WITTER


                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             [ALTERNATE PAGE]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED         +
+EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. A FINAL PROSPECTUS       +
+SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE            +
+SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL + +NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR + +SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS SUPPLEMENT DATED    , 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED    , 1997)

                             6,791,705 SHARES

                                  [LOGO]

                             SERIES A COMMON STOCK
                                  ----------

  Of the 6,791,705 shares of Series A Common Stock, par value $.01 per share (the "Series A Common Stock"), of Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), offered hereby, 6,000,000 shares are being offered by the Company and 791,705 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will receive no proceeds from the sale of shares by the Selling Stockholders. Of the 6,791,705 shares of Series A Common Stock offered hereby, 1,358,341 shares are being offered initially outside the United States and Canada by the International Underwriters (the "International Offering") and the remaining 5,433,364 shares of Series A Common Stock are being offered initially in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Common Stock Offering"). Shares of Series A Common Stock not exceeding in the aggregate 5% of the Series A Common Stock being offered in the U.S. Offering are being reserved for sale to certain directors, officers, employees and other persons associated with the Company or its majority stockholder, The Hearst Corporation ("Hearst"), at the public offering price. Concurrently with the Common Stock Offering, the Company is offering to
sell $400,000,000 aggregate principal amount of  % Senior Notes Due    , 2007
and  % Debentures Due    , 2027 by a separate prospectus supplement (the "Debt
Offering"). Neither the Common Stock Offering nor the Debt Offering is conditioned upon the completion of the other. The Series A Common Stock is traded on the Nasdaq National Market under the symbol "HATV." On October 15, 1997, the last reported sale price of the Series A Common Stock as reported by Nasdaq was $30 1/8 per share.

  The Company's authorized and outstanding capital stock consists of Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock. Hearst owns all of the outstanding shares of Series B Common Stock, currently representing approximately 82% of the common stock of the Company. Upon consummation of the Common Stock Offering, Hearst will own approximately 73% of the Company's Common Stock (assuming the Underwriters' over-allotment option is not exercised.) See "The Company--The Hearst Transaction." The rights of the Series A Common Stock and the Series B Common Stock are substantially similar except that the holders of the Series A Common Stock as a class have the right to elect two members of the Company's Board of Directors and Hearst, as the holder of the Series B Common Stock, has the right to elect the remaining nine of the 11 members of the Company's Board of Directors. Each share of Series B Common Stock is convertible at any time, at the option of the holder, into a share of Series A Common Stock. Each share of Series A Preferred Stock is convertible at any time, at the option of the holder, into Series A Common Stock and each share of Series B Preferred Stock is convertible, at anytime after June 11, 2001, at the option of the holder, into Series A Common Stock. See "Description of Capital Stock" in the accompanying Prospectus.

  SEE "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SERIES A COMMON STOCK OFFERED HEREBY.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION,  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION,
    PASSED UPON THE  ACCURACY OR ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT OR
     THE  PROSPECTUS  TO  WHICH  IT  RELATES. ANY  REPRESENTATION  TO  THE
      CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PRICE TO UNDERWRITING PROCEEDS TO     PROCEEDS TO
                           PUBLIC  DISCOUNT(1)  COMPANY(2)  SELLING STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share...............    $          $            $               $
--------------------------------------------------------------------------------
Total(3)................   $          $            $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the International Underwriters and the U.S. Underwriters (collectively, the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deduction of expenses payable by the Company estimated at $600,000.

(3) The Company has granted the International Underwriters and the U.S. Underwriters options exercisable within 30 days after the date hereof to purchase up to an aggregate of 200,000 shares and 800,000 shares, respectively, of Series A Common Stock solely to cover over-allotments, if any. If all such 1,000,000 shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to the Company and Proceeds to Selling
    Stockholders will be $   , $   , $   and $   , respectively. See
    "Underwriting."

                                  ----------

  The shares of Series A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Series A Common Stock will be made in New York, New York on or about November , 1997.

                                  ----------

MERRILL LYNCH INTERNATIONAL

          CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

                       J.P. MORGAN SECURITIES LTD.

                                                MORGAN STANLEY DEAN WITTER

                                  ----------
              The date of this Prospectus Supplement is    , 1997

                             [ALTERNATE PAGE]
                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "International Purchase Agreement") among the Company, the Selling Stockholders and each of the underwriters named below (the "International Underwriters"), each of the International Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, the aggregate number of shares of Series A Common Stock set forth opposite its name below (the "International Offering").

                                                                         NUMBER
     INTERNATIONAL UNDERWRITERS                                         OF SHARES
     --------------------------                                         ---------
     Merrill Lynch International.......................................
     Credit Suisse First Boston Corporation (Europe) Limited...........
     J.P. Morgan Securities Ltd........................................
     Morgan Stanley & Co. International Limited........................
                                                                          ----
          Total........................................................
                                                                          ====

  The Company and the Selling Stockholders have also entered into a purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States (the "U.S. Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives (the "U.S. Representatives"), providing for the concurrent offer and sale of 5,433,364 shares of Series A Common Stock in the United States and Canada. The closings with respect to the U.S. Offering and the International Offering are conditioned upon one another.

  The International Purchase Agreement provides that the obligation of the International Underwriters to pay for and accept delivery of the shares is subject to the approval of certain legal matters by their counsel and to certain other conditions. The International Underwriters are obligated to take and pay for all of the shares if any are purchased.

  The International Underwriters have advised the Company and the Selling Stockholders that the International Underwriters propose to offer the shares of Series A Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement, and
to certain dealers at such price less a concession not to exceed $   per share
below the public offering price. The International Underwriters may allow, and
such dealers may reallow, a discount not in excess of $   per share below the
public offering price on sales to certain dealers. After the initial offering, the offering price and other selling terms may from time to time be varied by the International Underwriters. The public offering concession and discount per share of Series A Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  The U.S. Underwriters and the International Underwriters have entered into an Intersyndicate Agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell shares of Series A Common Stock will not offer to sell or sell shares of Series A Common Stock to United States or Canadian persons or to persons they believe intend to resell to United States or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Series A Common Stock will not offer to sell or sell shares of Series A Common Stock to non-United States or non-Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement. The Intersyndicate Agreement also provides, among other things, that sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Series A Common Stock as may be mutually agreed. The price of any shares of Series A Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

                             [ALTERNATE PAGE]

  The Company has granted to the International Underwriters an option to purchase up to an aggregate of 200,000 additional shares of Series A Common Stock, to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus Supplement less the underwriting discount and commissions. Such option, which will expire 30 days after the date of this Prospectus Supplement, may be exercised solely to cover over-allotments. To the extent such option is exercised, each International Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each International Underwriter's name in the preceding table bears to the total number of shares of Series A Common Stock offered by the International Underwriters hereby. The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of 800,000 additional shares of Series A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus Supplement, solely to cover over-allotments, if any, on terms similar to those granted to the International Underwriters. All or a portion of an over-allotment option in either the U.S. Offering or the International Offering may be allocated to cover an over-allotment in the other Offering, in each case in the sole discretion of the U.S. Underwriters and the International Underwriters.

  At the request of the Company, the U.S. Underwriters have reserved for sale, at the initial public offering price, up to 300,000 of the shares of Series A Common Stock offered hereby to be sold to certain directors, officers, employees and other persons associated with the Company or Hearst. The number of shares of Series A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offering will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered hereby.

  The Company and the Selling Stockholders agreed to indemnify the International Underwriters against certain liabilities, including liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the U.S. Underwriters may be required to make in respect thereof. Under certain circumstances, the Company will reimburse the International Underwriters for certain of their expenses.

  The Company, its directors and executive officers, Hearst and certain other holders of Series A Common Stock (the "Restricted Holders") have agreed not to offer to sell, sell, distribute, grant any option to purchase or otherwise dispose of directly or indirectly, any shares of Series A Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Series A Common Stock owned by them prior to the expiration of 90 days from the date of this Prospectus Supplement, except (i) with the prior written consent of Merrill Lynch; (ii) in the case of the Company, (A) for the issuance of shares of Series B Common Stock, (B) for the issuance of shares of Series A Common Stock in connection with acquisition transactions in which the recipients of such shares are restricted from selling such shares until after expiration of 90 days from the date of this Prospectus Supplement, (C) upon the exercise of outstanding options or the grant of options under the Company's stock option plans or compensation arrangements and (D) upon the conversion of the Company's Series A Preferred Stock; and, (iii) in the case of the directors and executive officers of the Company, for the exercise by such individuals of outstanding options.

  Until the distribution of Series A Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the International Underwriters to bid for and purchase the Series A Common Stock. As an exception to these rules, the International Underwriters are permitted to engage in certain transactions that stabilize the price of the Series A Common Stock. Such transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Series A Common Stock.

  In connection with the U.S. Offering and the International Offering, the U.S. Underwriters and the International Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Series A Common Stock. Specifically, the U.S. Underwriters and the International Underwriters may

                             [ALTERNATE PAGE]

over-allot the offering, creating a short position. In addition, the U.S. Underwriters and the International Underwriters may bid for and purchase shares of Series A Common Stock in the open market to cover short sales or to stabilize the price of the shares of Series A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the shares of Series A Common Stock in the U.S. Offering and the International Offering if the syndicate repurchases previously distributed shares of Series A Common Stock in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Series A Common Stock above independent market levels. The U.S. Underwriters and the International Underwriters are not required to engage in these activities and may end any of these activities at any time.

  The U.S. Underwriters and the International Underwriters may engage in passive market making transactions in the Series A Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid or purchase the Series A Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Series A Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Series A Common Stock above independent market levels. Underwriters and selling group members are not required to engage in passive market making and may end passive market making activities at any time.

  From time to time certain of the Underwriters or their affiliates engage in transactions, including commercial banking and investment banking transactions, with and perform services for the Company and its affiliates in the ordinary course of business, from which they have received and will continue to receive customary fees. In addition, in the ordinary course of business the Underwriters may actively trade securities of the Company for such Underwriter's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. For its advisory services to the Company in connection with the Hearst Transaction, the Company paid Merrill Lynch a fee of $2.1 million, reimbursed Merrill Lynch for its out-of-pocket expenses and agreed to indemnify Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. For its advisory services to Argyle Television Investors, L.P., the Company's largest stockholder prior to the Hearst Transaction, the Company paid Credit Suisse First Boston Corporation a fee of $800,000, reimbursed Credit Suisse First Boston Corporation for its out-of-pocket expenses and agreed to indemnify Credit Suisse First Boston Corporation and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. For its advisory services to Hearst in connection with the Hearst Transaction, Hearst paid J.P. Morgan Securities Inc. a fee of $1.5 million, reimbursed J.P. Morgan Securities Inc. for its out-of-pocket expenses and agreed to indemnify J.P. Morgan Securities Inc. and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. The Company reimbursed Hearst for amounts paid to J.P. Morgan Securities Inc.

  Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., acts as the documentation agent and a lender under the Company's Credit Facility, for which it has received and will continue to receive customary fees. It is expected that Morgan Guaranty Trust Company will receive approximately $57.7 million of repayment under the Credit Facility from the net proceeds of the Offerings. Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to a participating underwriter or any of its affiliates. Therefore, this offering is being conducted pursuant to Rule 2710 (c)(8) of the NASD Conduct Rules which establishes certain procedural safeguards in connection with offerings in such circumstances in which NASD member firms intend to participate and where more than 10% of the offering proceeds are to be paid to them or their affiliates. See "Use of Proceeds." See "Use of Proceeds."

                             [ALTERNATE PAGE]

  Merchant GP, Inc., Credit Suisse First Boston Fund Investments 1995, L.P. and Credit Suisse First Boston Fund Investments 1994, L.P., each an affiliate of Credit Suisse First Boston Corporation (collectively, the "CSFB Funds"), beneficially own 4.2% of the Company's Series A Common Stock and are parties to a Registration Rights Agreement with the Company and certain other holders of the Company's Series A Common Stock providing the CSFB Funds and such other holders with piggyback registration rights with respect to any proposed offering of the Company's Series A Common Stock for cash through a firm commitment underwriting sought by the Company, and, subject to certain limitations and conditions, with the right to require the Company to register for distribution through a firm commitment underwriting of all or any portion of the Company's Series A Common Stock issued to them in the Hearst Transaction. The CSFB Funds have advised the Company that they intend to include in the Common Stock Offering the 351,218 shares of the Company's Series A Common Stock that they hold in aggregate.

                             [ALTERNATE PAGE]
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 NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCOR-PORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPEC-TUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE AC-COMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SERIES A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                             PROSPECTUS SUPPLEMENT
The Common Stock Offering................................................  S-3
The Company..............................................................  S-5
Recent Developments......................................................  S-7
Risk Factors.............................................................  S-9
Use of Proceeds.......................................................... S-15
Price Range of Common Stock and
 Dividend Policy......................................................... S-16
Capitalization........................................................... S-17
Selected Unaudited Pro Forma
 Financial Data.......................................................... S-18
Selected Financial Data of Argyle........................................ S-21
Selected Financial Data of the Hearst Broadcast Group.................... S-24
Principal and Selling Stockholders....................................... S-26
Shares Eligible for Future Sale.......................................... S-27
Underwriting............................................................. S-29
Certain United States Tax Consequences to Non-United States Holders of
 Series A Common Stock...................................................
Cautionary Statement Concerning Forward-Looking Statements...............
                                   PROSPECTUS
Available Information....................................................    2
Incorporation of Certain Documents
 by Reference............................................................    2
The Company..............................................................    4
Use of Proceeds..........................................................    5
Ratio of Earnings to Fixed Charges.......................................    6
General Description of Securities and
 Risk Factors............................................................    7
Description of Debt Securities...........................................    7
Description of Capital Stock.............................................   17
Plan of Distribution.....................................................   21
Legal Matters............................................................   22
Experts..................................................................   22

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                             6,791,705 SHARES

                                      LOGO

                             SERIES A COMMON STOCK


                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                        MERRILL LYNCH INTERNATIONAL

                CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

                        J.P. MORGAN SECURITIES LTD.

                        MORGAN STANLEY DEAN WITTER


                                       , 1997

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